As filed with the Securities and Exchange Commission on November 15, 2021	Registration No. 333_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RUBBER LEAF INC

(Exact name of registrant as specified in its charter)

Nevada	3714	32-0655276
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

Qixing Road, Weng’ao Industrial Zone,

Chunhu Subdistrict, Fenghua District

Ningbo, Zhejiang, China

+86 - 0574 - 88733850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ParaCorp Incorporated

318 N. Carson Street, Ste. 208

Carson City, Nevada 89701

(916)-576-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William B. Barnett, Esq.

Barnett & Linn

60 Kavenish Drive

Rancho Mirage, California 92270

(442)-599-1299

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $0.001 par value	10,916,458	$2.50	$27,291,145	$2,530.00

(1) Includes 916,458 shares to be resold by certain Selling Stockholders.

(2) The offering price has been arbitrarily determined by the Company and bears no relationship to assets, earnings, or any other valuation criteria.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED ON NOVEMBER 15, 2021

RUBBER LEAF INC

10,000,000 Shares of Common Stock by the Company

916,458 Shares of Common Stock by the Selling Shareholders

Rubber Leaf Inc (“Rubber Leaf” or the “Company”) is offering a maximum of 10,000,000 shares of our common stock at $2.50 per share (the “Shares”), in a best effort, direct public offering, by our officers and directors for the Company and the Company’s management. There is no minimum proceeds threshold for the offering. We are also registering 916,458 shares of Common Stock for certain selling shareholders (collectively, the “Selling Shareholders”). The Selling Shareholders acquired the shares of Common Stock in accordance with the Regulation S of the Securities Act of 1933, as amended. The offering will terminate within 365 days from the date of this prospectus unless earlier fully subscribed or terminated by the Company. The Company will not retain any of the proceeds received from the shares sold on their accounts in this offering. The Company will retain the proceeds for the shares sold by the Company. The Company has not made any arrangements to place the proceeds in an escrow or trust account. Any proceeds received in this offering may be immediately used by the Company in its sole discretion. There are no minimum purchase requirements for each investor. There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this offering will successfully raise enough funds to institute our Company’s business plan. Additionally, there is no guarantee that a public market will ever develop and you may be unable to sell your shares.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part. Upon completion of this Offering, we will attempt to have the shares quoted on the OTCQB operated by OTC Markets Group, Inc. There is no assurance that the Shares will ever be quoted on the OTCQB. To be quoted on the OTCQB, a market maker must apply to make a market in our common stock. As of the date of this Prospectus, we have not made any arrangement with any market makers to quote our shares.

Neither the Company nor any selling shareholders has any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares. If the Company or selling shareholders can locate and enter into any such arrangement(s), the Shares will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT. PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Rubber Leaf Inc

Ningbo City

Zhejiang Provence, China

Prospectus dated __________________, 2021

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

In this Prospectus, ‘‘Rubber Leaf,” the “Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to Rubber Leaf Inc, unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending December 31. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section in this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on Page 4, and the financial statements, before making an investment decision.

The Company

Rubber Leaf Inc (“the Company”) was incorporated under the laws of the State of Nevada on May 18, 2021. It acquired Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (“RLSP”), a corporation organized in the People’s Republic of China, refer to as the PRC or China on May 27, 2021, through a Share Exchange Agreement between the Company and Ms. Xingxiu Hua, the President of the Company and who owns all of the issued and outstanding shares of RLSP. After the acquisition, RLSP became a 100% directly controlled subsidiary of the Company. RLSP was established in Fenghua, Ningo, China and commenced operations in July 2019. RLSP’s main business areas include import and export trade, production and sales of synthetic rubber, rubber compound, car window seals, auto parts and etc. We are a well-known auto parts enterprise and we are also the first-class supplier of well-known auto brands such as Dongfeng Motor and French Renault.

The Company’s mailing address is Qixing Road, Weng’ao Industrial Zone, Chunhu Subdistrict, Fenghua District Ningbo, Zhejiang, China

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Our Offering

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share (“Common Stock”) and 40,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). We have 40,976,458 shares of Common Stock issued outstanding and no shares of Preferred Stock issued and outstanding. Through this offering we will register a total of 10,916,458 shares. These shares represent 10,000,000 additional shares of common stock to be issued by the Company and 916,458 shares of common stock by our Selling Stockholders. The price at which the Company will offer these shares is at a fixed price of $2.50 per share for the duration of the offering. The Selling Stockholders will also sell shares at a fixed price of $2.50 for the duration of the offering. There is no arrangement to address the possible effect of the offering on the price of the stock. We will receive all proceeds from the sale of our common stock but we will not receive any proceeds from the Selling Stockholders.

Securities being offered by the Company

10,000,000 shares of common stock, at a fixed price of $2.50 offered by us in a direct offering. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Securities being offered by the Selling Stockholders	916,458 shares of common stock, at a fixed price of $2.50 offered by selling stockholders in a resale offering. The 2.50 fixed price applies at all times for the duration of the offering. The offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus, unless extended by our Board of Directors for an additional 90 days. The Company may however, at any time and for any reason terminate the offering.

Offering price per share	The Company and the selling shareholders will sell the shares at a fixed price per share of $2.50 for the duration of this Offering.

Number of shares of common stock outstanding prior to this offering	40,976,458 common shares are currently issued and outstanding.

Number of shares of common stock outstanding after this offering	50,976,458 common shares will be issued and outstanding assuming the sale of all of the Company’s shares being offered herein

The minimum number of shares to be sold in this offering	None.

Market for the common shares

There is no public market for the common shares. The price per share is $2.50 We may not be able to meet the requirement for a public listing or quotation of our common stock. Furthermore, even if our common stock is quoted or granted listing, a market for the common shares may not develop. The offering price for the shares will remain at $2.50 per share for the duration of the offering

.
Use of Proceeds	We intend to use the gross proceeds to us for furthering our business operations as detailed in the section titled, “use of proceeds” on page 18.

Termination of the Offering	This offering will terminate upon the earlier to occur of (i) 365 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 10,916,458 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days. At any time and for any reason we may also terminate the offering.

Terms of the Offering	The Company’s officers and directors will sell the 10,000,000 shares of common stock on behalf of the Company on a BEST EFFORTS basis.

Subscriptions:	All subscriptions once accepted by us are irrevocable.

Registration Costs	We estimate our total offering registration costs to be approximately $300,000.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

2

SUMMARY FINANCIAL INFORMATION

The following tables set forth a summary of our historical financial data as of, and for the period ended on, the dates indicated. We have derived the statements of operations data for the six months ended June 30, 2021 and December 31, 2020 from our audited financial statements included in this prospectus. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.

	Six Months Ended June 30, 2021	December 31, 2020
STATEMENT OF OPERATIONS DATA
Revenue	$8,118,083	$16,664,671
Operating & administration expenses	$358,139	$596,526
(Loss) income from operations	$(753,455)	$682,859
Other expense, net	$(96,258)	$(29,641)
Net (loss) income before income taxes	$(849,713)	$653,218
Basic and diluted loss per share	$(0.11)	$-
Weighted average common shares outstanding	7,515,331	-

As of
June 30, 2021 (Unaudited)
BALANCE SHEET DATA
Total current assets	$7,601,948
Total assets	$13,140,782
Total current liabilities	$13,216,980
Total liabilities	$13,216,980
Total stockholders’ deficit	(76,198)

3

RISK FACTORS

Please consider the following risk factors and other information in this prospectus relating to our business before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

An investment in our common stock is highly speculative, and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this report before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risks Relating to Our Company and Our Industry

We rely entirely on the operations of Rubber Leaf Sealing Products (Zhejiang) Co., Ltd, (“RLSP”), the Company’s wholly-owned subsidiary. Any successes or failures of RLSP will directly impact our financial condition and may cause your investment to be either positively or negatively impacted.

Business and Financing activities.

Borrowings under our loan agreement with certain lenders and Commercial Bank are secured by substantially all of our assets, including our intellectual property. Our loan agreement also restricts our ability to, among other things:

●	dispose of or sell our assets;

●	make material changes in our business or management;

●	consolidate or merge with other entities;

●	incur additional indebtedness;

●	create liens on our assets;

●	pay dividends;

●	make investments;

●	enter into transactions with affiliates; and

●	pay off or redeem subordinated indebtedness.

The operating and financial restrictions and covenants in the loan agreement, as well as any future financing agreements that we may enter into, could restrict our ability to finance our operations and to engage in, expand or otherwise pursue business activities and strategies that we or our stockholders may consider beneficial. If we do not have or are unable to generate sufficient cash available to repay our debt obligations when they become due and payable, either upon maturity or in the event of a default, we may not be able to obtain additional debt or equity financing on favorable terms, if at all. This could materially and adversely affect our liquidity and financial condition and our ability to operate and continue our business as a going concern.

Many very large and well-funded companies have or are entering into various aspects of the automobile sealing products industry market that we intend serve or that they are offering products that indirectly compete with our proposed products and services. These companies will be able to offer products and services that will directly compete with our products & services. These factors could result in declining revenue, or inability to grow our business.

Sealing products for the automobile industry which play a role in reducing vibration and sealing sound insulations in vehicles are sophisticated, and in many ways unique. Numerous world class companies have entered into various aspects of our market. There currently are a number of companies worldwide that have already occupied a big portion of the market in which we intend to operate. As a small, early-stage company, it is uncertain if and how we will be able to compete with the new competitors and products that are being announced and deployed. While we believe that we currently have a competitive advantage because of our proposed specialized products and marketing strategy we cannot give any assurance that we will in fact be able to successfully compete with the existing or new competitors in this mature and evolving marketplace.

4

A decline in general economic condition could lead to reduced consumer demand and could negatively impact our business operation and financial condition, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Our operating and financial performance may be adversely affected by a variety of factors that influence the general economy. Consumer spending habits, including spending on products relating to the advertisements we display, are affected by, among other things, prevailing economic conditions, levels of unemployment, salaries and wage rates, prevailing interest rates, income tax rates and policies, consumer confidence and consumer perception of economic conditions. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. In the event of an economic slowdown, consumer spending habits could be adversely affected and we could experience lower net sales than expected on a quarterly or annual basis which could have a material adverse effect on our business, financial condition and results of operations. Failure to manage our future growth effectively could cause our business to suffer, which, in turn, could have an adverse impact on our financial condition and results of operations.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to small reporting companies will make our common stock less attractive to investors.

For so long as we remain an “small reporting company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “small reporting companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for so long as we are an “small reporting company,” which could be as long as five years following the completion of our initial public offering. Investors may find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

In addition, Section 107 of the JOBS Act also provides that an “ small reporting company” can take advantage of an extended transition period for complying with new or revised accounting standards. However, we chose to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We rely substantially on our founder and President. We may be adversely affected if we lose her services or the services of other key personnel or are unable to attract and retain additional personnel.

Our success is substantially dependent on the efforts of our senior management, particularly Xingxiu Hua, our founder and President. The loss of the services of Ms. Hua or other members of our senior management may significantly delay or prevent the achievement of our business objectives. If we lose the services of, or do not successfully recruit, key sales and marketing, technical and corporate personnel, the growth of our business could be substantially impaired. At present, we do not maintain key man insurance for any of our senior management.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable securities rules and regulations. Compliance with these rules and regulations have increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal controls over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. We may need to hire more employees to comply with these requirements in the future, which will increase our costs and expenses.

5

We may require additional capital to support growth, and such capital might not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We intend to continue to make investments to support our business growth and may require additional funds, beyond those generated by this offering, to respond to business challenges, including the need to develop new features or enhance our platform, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in public or private equity, equity-linked or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and respond to business challenges could be significantly impaired, and our business could be adversely affected.

We have broad discretion in the use of net proceeds that we receive in this offering, and if we do not use those proceeds effectively, your investment could be harmed.

Our management will have broad discretion over the specific use of the net proceeds that we receive in this offering and might not be able to obtain a significant return, if any, on use and investment of these net proceeds. Investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. If we do not use and invest the net proceeds that we receive in this offering and our initial public offering effectively, our business, results of operations and financial condition could be harmed.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western-style management and financial reporting concepts and practices, as well as in modern banking and other control systems. We may have difficulty in hiring and retaining a sufficient number of locally-qualified employees to work in the PRC who are capable of satisfying the obligations of a U.S. public reporting company. As a result of these factors, we may experience difficulty in establishing adequate management, legal and financial controls (including internal controls over financial reporting), collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices in the PRC that meet U.S. standards as in effect from time to time.

Special Risks Relating to Doing Business in the PRC

Because all of our operations are outside the United States, we are subject to additional significant risks.

We are subject to risks inherent in business operations outside the United States. These risks include but are not limited to geopolitical concerns, currency fluctuations, currency exchange controls, restrictions on repatriating foreign-derived profits to the United States, inflation, local regulatory compliance, punitive tariffs, unstable local tax policies, trade embargoes, import and export license requirements, trade restrictions, greater difficulty collecting accounts receivable and longer payment cycles, unfamiliarity with local laws and regulations, differing legal standards in enforcing or defending our rights in courts or otherwise, less favorable intellectual property protection than is provided in the United States, changes in labor conditions, difficulties in staffing and managing international operations, difficulties in finding personnel locally who are capable to complying with the requirements of reporting by a U.S. reporting company, risks related to shipment of raw materials and finished goods across national borders, and cultural and language differences. Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross domestic product, rate of inflation, market development, rate of savings, capital investment, resource self-sufficiency and balance of payments positions, and in many other respects.

The Chinese government exerts substantial influence over business activities.

We are dependent on relationships with the local government in the provinces in which we operate in the PRC. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in the PRC may be harmed by changes in the PRC’s laws and regulations, including those relating to taxation, environmental regulations, land use rights, real property, intellectual property and other matters. We intend to continue to conduct our business in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that could require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC generally or particular regions thereof, and could have an adverse impact on our business prospects, results of operations and financial condition.

Chinese currency is not freely convertible, which may limit our ability to obtain financing for expansion on favorable terms, and may limit our ability to pay dividends in the future.

The RMB is not a freely convertible currency at present and, based solely on our understanding of the news that is widely and publicly available, it does not appear that the RMB will become a freely convertible currency in the foreseeable future. Some, and perhaps a significant amount, of the revenue generated by our future operations in the PRC will be paid in RMB, which may need to be converted to other currencies, primarily U.S. dollars, and remitted outside the PRC from time to time. The Chinese government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.

The China’s State Administration of Foreign Exchange (“SAFE”) regulates the conversion of RMB into foreign currencies. Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises are no longer subject to the approval of SAFE, but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996. “Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services. Distributions to joint venture parties also are considered a “current account” transaction. Other non-current account items, known as “capital account” items, remain subject to SAFE approval. Under current regulations, we believe that we can obtain foreign currency in exchange for RMB from swap centers authorized by the Chinese government. We cannot assure you that foreign currency shortages or changes in currency exchange laws and regulations by the Chinese government will not restrict us from freely converting RMB in a timely manner or at all, as needed.

National, provincial and local governments have established many regulations governing our business operations.

We are also subject to numerous national, provincial and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications and regulatory approvals from healthcare agencies. We are subject to laws and regulations governing our relationship with our employees including: wage requirements, limitations on hours worked, working and safety conditions, citizenship requirements, work permits and travel restrictions. These local labor laws and regulations may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our facilities in the PRC, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation. These regulations can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business.

Risks Relating to the Company’s Securities

We may never have a public market for our common stock or may never trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file an application with the Financial Industry Regulatory Authority (FINRA) to have our common stock quoted on the OTCMarkets.com OTC Marketplace. In addition, it is possible that such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if it did develop, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

There may be conflicts of interest between management and other stockholders of the Company.

Xingxiu Hua, the founder of our company, our President and a director, is also our principal stockholder. As a result of this conflict of interest, management may have an incentive to act in a manner that is in its best interest, which could be adverse to the interests of any other stockholders of the Company. In addition, a conflict of interest may arise between Ms. Hua’s personal pecuniary interest directly, such as we do business with the companies she controls and her fiduciary duty to our stockholders.

We may, in the future, issue additional shares of our common stock, which may have a dilutive effect on our stockholders.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, of which 40,976,458 shares are issued and outstanding as of the date of this filing. The future issuance of our common shares may result in substantial dilution in the percentage of our common shares held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 40,000,000 shares of preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval.

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Our preferred Stock does not have any dividend, conversion, liquidation, or other rights or preferences, including redemption or sinking fund provisions. However, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

The offering price of the Shares has been arbitrarily determined and such price should not be used by an investor as an indicator of the fair market value of the Shares.

Currently there is no public market for the Company’s common stock. The offering price for the Shares has been arbitrarily determined and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. Thus, an investor should be aware that the offering price does not reflect the fair market price of the Shares.

Our securities have no prior market and an active trading market may not develop, which may cause our common stock to trade at a discount from the initial public offering price.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock has been arbitrarily determined by management and may not be indicative of the market price of our common stock after this offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on or otherwise or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

We do not currently intend to pay dividends on our common stock and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 and will be substantial, which may result in us having insufficient funds to expand our business or even to meet routine business obligations.

As a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will continue to incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $350,000 per year for the next few years and will be higher if our business volume and activity increases. As a result, we may not have sufficient funds to grow our operations.

State Securities Laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell Shares.

Secondary trading in our common stock may not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock cannot be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted.

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Risks Relating to this Offering

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to Rubber Leaf Inc or a subsidiary of the Company and held in our corporate bank account or that of our subsidiary if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

Our Officers and Directors do not have any prior experience conducting a best effort offering, and our best efforts offering does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to commence and sustain our business and our investors may lose their entire investment.

The Company’s officers and directors do not have any experience conducting a best-efforts offering. Consequently, we may not be able to raise the funds needed to commence business operations. Also, the best effort offering does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our business will suffer and your investment may be materially adversely affected. Our inability to successfully conduct a best-efforts offering could be the basis of your losing your entire investment in us.

We may be subject to the penny stock rules which will make shares of our common stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction; the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our officers and directors, who will receive no commissions. There is no guarantee that they will be able to sell any of the shares. Unless they are successful in selling all of the shares of our Company’s offering, we may have to seek alternative financing to implement our business plan.

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Due to the lack of a trading market for our securities, you may have difficulty selling any shares you purchase in this offering.

We are not registered on any market or public stock exchange. There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. We plan to contact a market maker immediately following the completion of the offering and apply to have the shares quoted on the OTCMarkets.com OTC Marketplace. The OTC Marketplace is a regulated quotation service that display real-time quotes, last sale prices and volume information in over-the-counter securities. The OTC Marketplace is not an issuer listing service, market or exchange. Although the OTC Marketplace does not have any listing requirements per se, to be eligible for quotation on the OTC Marketplace, issuers must remain current in their filings with the SEC or applicable regulatory authority. If we are not able to pay the expenses associated with our reporting obligations we will not be able to apply for quotation on the OTC Marketplace. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTC Marketplace that become delinquent in their required filings will be removed following a 30 to 60-day grace period if they do not make their required filing during that time. We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale. As of the date of this filing, there have been no discussions or understandings between the Company and anyone acting on our behalf, with any market maker regarding participation in a future trading market for our securities. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

We will incur ongoing costs and expenses for SEC reporting and compliance. Without revenue we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

The estimated cost of this offering is about $300,000. After the effective date of this prospectus, we will be required to file annual, quarterly and current reports, or other information with the SEC as provided by the Securities Exchange Act. We plan to contact a market maker immediately following the close of the offering and apply to have the shares quoted on the OTC Marketplace. To be eligible for quotation, issuers must remain current in their filings with the SEC. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. The costs associated with being a publicly traded company in the next 12 months will be approximately $350,000. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all. Also, if we are not able to pay the expenses associated with our reporting obligations we will not be able to apply for quotation on the OTC Marketplace.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at, or above, the initial public offering price and the price of our common stock may fluctuate significantly.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

●	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the leisure travel environment;
●	changes in key personnel;
●	entry into new geographic markets;
●	actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;
●	fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;
●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
●	announcements relating to litigation;
●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

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●	the development and sustainability of an active trading market for our common stock;
●	future sales of our common stock by our officers, directors and significant stockholders; and
●	changes in accounting principles.

These and other factors may lower the market price of our common stock regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the initial public offering price.

The Company is electing to not opt out of JOBS Act extended accounting transition period. This may make its financial statements more difficult to compare to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company’s financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

Emerging Growth Company

The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

●	be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act;

●	be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for-performance”, and “CEO pay ratio”;

●	be temporarily exempted from any rules that might be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;

●	be temporarily exempted from having to solicit advisory say-on-pay, say-on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;

●	be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company; and,

●	be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

Our company will continue to be an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have annual total gross revenues of $1 billion or more;

●	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;

●	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

●	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

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FORWARD LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate.

Such “forward-looking statements” can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “should” or “anticipates”, or the negative thereof, or other variations thereon or comparable terminology, or by discussion of strategy. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, which could cause actual results to vary materially from the future results covered in such forward-looking statements.

An investor should not rely on forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. The Company is not under a duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCQB concurrently with the filing of this prospectus. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock.

There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

SELLING SHAREHOLDERS

The shares being offered for resale by the Selling Stockholders listed below consists of 916,458 shares of our common stock.

The following table sets forth the name of the Selling Stockholders, the number of shares of common stock beneficially owned by the Selling Stockholders as of November 12, 2021 and the number of shares of common stock being offered by the Selling Stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders.

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The Percent of common stock owned after offering (if all shares are sold)” is calculated under the assumption 100% of the shares are sold herein pursuant to the offering by the selling shareholders and also that of the Company.

Name of selling stockholder	Shares of Common stock owned prior to offering	Shares of Common stock to be sold	Shares of Common stock owned after offering (if all shares are sold)	Percent of common stock owned after offering (if all shares are sold)
XUEYANG SHEN	2,000	2,000	0	0%
LIQIANG SHEN	2,000	2,000	0	0%
WEIJIE ZHOU	1,500	1,500	0	0%
GUOZHANG ZHOU	500	500	0	0%
LIN CHEN	500	500	0	0%
XIAOLEI XIE	1,000	1,000	0	0%
YOUFEI XIE	1,000	1,000	0	0%
YOU ER BAO	1,000	1,000	0	0%
XUEPING LIANG	1,000	1,000	0	0%
HAIBO HU	1,000	1,000	0	0%
JINGFENG XU	1,500	1,500	0	0%
ZHIJUN SU	2,000	2,000	0	0%
HONGGANG XU	2,000	2,000	0	0%
BILIAN ZHANG	1,200	1,200	0	0%
JIANTIE TENG	1,000	1,000	0	0%
WEIGUO HOU	2,000	2,000	0	0%
YURU ZHOU	2,000	2,000	0	0%
HUOYAN YAO	1,500	1,500	0	0%
YUGUANG LIU	1,500	1,500	0	0%
HAINA WANG	1,000	1,000	0	0%
XIGUANG ZHENG	500	500	0	0%
PEIZHU CHEN	1,000	1,000	0	0%
ZENGYUAN WANG	1,000	1,000	0	0%
WEIGEN GU	1,200	1,200	0	0%
JINBO SONG	1,000	1,000	0	0%
LEQIN SHEN	1,000	1,000	0	0%
FENGLIAN ZHU	1,000	1,000	0	0%
JIA ZHANG	1,000	1,000	0	0%
SHUIYU YI	1,000	1,000	0	0%
XIANNAN LI	20,000	20,000	0	0%
YUFENG QIN	15,000	15,000	0	0%
SHANGZHI FU	339,000	339,000	0	0%
XIAOLIANG MA	13,000	13,000	0	0%
PENGFEI REN	8,000	8,000	0	0%
CHONG TANG	20,000	20,000	0	0%
DAOYUAN FU	21,000	21,000	0	0%
HAIJUN BAO	427,323	427,323	0	0%
CHEN XU	17,235	17,235	0	0%
TOTAL	916,458	916,458

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PLAN OF DISTRIBUTION

The Company has 40,976,458 shares of common stock issued and outstanding as of the date of this prospectus. Pursuant to this offering the Company is registering for resale 10,000,000 shares of its common stock at a fixed price of $2.50 per share for the duration of the offering. The Company is also registering additional 916,458 shares of its common stock for the resale of Selling Shareholders at the fixed price of $2.50 per share for the duration of the offering.

There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, none of the Company’s officers or directors will register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather they will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. None of the Company’s officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of the Company’s officers or directors will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers and directors are now, or have they been within the past 12 months, a broker or dealer, and they are not, nor have they been within the past 12 months, an associated person of a broker or dealer. Upon the close of the offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers and directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceeds from the sale of the 10,000,000 shares being offered on behalf of the Company itself. The proceeds from the 916,458 shares held by the Selling Shareholders, if sold, will not go to the Company, but will go to the shareholders directly. The price per share is fixed at $2.50 for the duration of this offering. Although our common stock is not listed on a public exchange or quoted over-the counter, we intend to seek to have our shares of common stock quoted on the OTC Marketplace. In order to be quoted on the OTC Marketplace a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will not agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company and selling shareholders must be made at the fixed price of $2.50 for the duration of this offering. The Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the Company and the selling shareholders may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $2.50 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied.

In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states), which we expect to be no more than $300,000. At this time the Company intends to primarily sell to non U.S. citizens outside of the United States.

Procedures for Subscribing To Shares Offered By the Company

If you decide to subscribe for any shares in this offering that are offered by the Company, you must

-	Execute and deliver a subscription agreement; and
-	Deliver a check or certified funds to us for acceptance or rejection.

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All checks for subscriptions must be either made payable to (i) “Rubber Leaf Inc East West Bank Account”, (ii) the bank account of Rubber Leaf Sealing Products (Zhejiang) Co., Ltd., the Company’s wholly controlled subsidiary in Ningbo, China, or (iii) escrow agent as agreed by the Company. Wire transfer and telegraphic transfer are also accepted. The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within sixty (60) days of the close of the offering.

Right to Reject Subscriptions (Shares offered by us, “The Company”)

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected with letter by mail within 48 hours after we receive them.

In Regards to Shares sold by the Selling Shareholders

If you decide to subscribe for any shares in this offering that are offered by the selling shareholders named herein, the Selling Shareholders will inform you, “the purchaser”, of their preferred method of payment and the procedures they have for subscribing. It should be noted that we will in no way be affiliated with any private transactions in which our Selling Shareholders sell shares of their own common stock. The Selling Shareholders may or may not decide to reject subscriptions. This is at their sole discretion. The Selling Shareholders will be responsible for following any applicable laws or regulations in regards to the sale(s) of their own shares of common stock.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share (“Common Stock”) and 40,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). As of the date of this filing we have 40,976,458 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

At this time we have no preferred stock issued and outstanding. Preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, conversion rights, cumulative, relative, participating, optional, and other right, the qualification, limitations or restrictions thereof, of the Preferred shall hereinafter by prescribed by resolution of the board of directors.

Options and Warrants

None

Convertible Notes

None

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Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Holders

As of the date of this prospectus, we had 43 stockholders of record of our common stock.

Transfer Agent

The board of directors has appointed West Coast Stock Transfer, Inc., Encinitas, California as the transfer agent of the Company.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

THE BUSINESS AND BUSINESS PLAN

Corporate History

Rubber Leaf Inc (“the Company”) was incorporated under the laws of the State of Nevada on May 18, 2021. It acquired Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (“RLSP”) on May 27, 2021, through a Share Exchange Agreement between the Company and Xingxiu Hua, the President of the Company and who owned all of the issued and outstanding shares of RLSP. After the acquisition, RLSP became a 100% directly controlled subsidiary of the Company. Currently, all of the Company’s business is conducted through RLSP, its wholly-owned subsidiary. RLSP was established in Fenghua, Ningo, China and commenced operations in July 2019. RLSP’s main business areas include import and export trade, production and sales of synthetic rubber, rubber compound, car window seals, auto parts and etc. We are a well-known auto parts enterprise, and we are also the first-class supplier of well-known auto brands such as Dongfeng Motor and French Renault.

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The Company’s principal business address is Qixing Road, Weng’ao Industrial Zone, Chunhu Subdistrict, Fenghua District Ningbo, Zhejiang, China

Business Strategy

We maintain excellent relationships with many internationally renowned original automobile equipment manufacturers (the “OEMs”) such as Dongfeng, Renault, Nissan, Volkswagen, etc. Although we have just started in the auto parts market, high-quality customers and our own unique advantages have allowed us to grow rapidly and accelerate our market share.

●	Main Products

Since its establishment, the Company has been engaged in the research and development, design, production and sales of auto parts such as automobile sealing strips. The Company has strong tooling and mold and special equipment development capabilities, simultaneous development capabilities and overall product design capabilities. It mainly supplies sealing strip products for domestic and foreign automobile manufacturers, as well as supporting research and development and follow-up services.

●	Technology development advantage

With years of exploration in the rubber industry, the Company has formed a strong technical advantage in the field of rubber formulations. The Company’s high-hardness rubber and low-density sponge production technology have reached the domestic leading level. We are also expertise in the areas of rubber vulcanization technology, modular development technology, three-dimensional molding technology, seamless interface technology, surface pre-coating technology and surface flocking. The Company is a leading candidate in the development and application of technology, rubber mixing process technology, CAE, CAD analysis simultaneous development technology and length control technology, and has applied these technologies to mass production. Now we also achieved the experience and technical ability to develop synchronously with the original automobile equipment manufacturers (the “OEM”).

●	Customer resource advantage

For auto parts manufacturers that provide supporting supplies to auto OEMs, establishing and maintaining cooperative relationships with as many mainstream auto OEM customers as possible is the key to their survival and development. The Company has established a strong cooperative relationship with internationally renowned automobile manufacturers. Become a supplier of Renault, Dongfeng and Nissan. The assessment of qualified suppliers by automobile manufacturers is very strict. The assessment indicators often include enterprise scale, quality system, technology development capabilities, quality capabilities, on-site 5S, procurement management, process management, quality improvement capabilities, human resource training and other aspects. The cycle is usually as long as 1-3 years. With the increasingly fierce competition in the automobile manufacturing industry, automobile OEMs have higher and higher requirements for the comprehensive strength and industry experience of their suppliers. The experience of providing supporting services for mainstream automobile OEMs has become more and more customers choosing supplies. An important standard for quotient. Therefore, the automobile manufacturing industry has gradually become a relatively closed ecosystem, and only auto parts suppliers with high-quality customer resources can enter a virtuous circle of development.

Sales and Marketing

Our main products are automotive rubber and plastic seals produced for specific models. The products have typical personalized customization features, so the direct sales model is basically adopted. The company directly contacts the auto OEM or the first-tier suppliers of the OEM to obtain supplier qualifications, clarify product specifications and models, negotiate product prices, and obtain orders.

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All of our executives are excellent industry professionals with extensive experience in the automotive-related industry for more than 20 years. They have a wealth of experience and contacts to help companies to expand the markets. Since the OEM supplier is a very closed system, although it takes a long time to obtain the OEM’s approval, once the company becomes their supplier, the order is very stable for years.

Our sales process can generally be divided into two stages: product development and mass supply. In the product development stage, the company first needs to establish contact with customers and enter the list of qualified suppliers through a series of reviews by customers. After obtaining the project through bidding and other methods, the company will develop new models simultaneously with the automaker and its component suppliers or improve the development of seal products for mass-produced models, and develop models that meet the functions and performance of the models’ cost and other requirements. Before confirming the batch supply, the customer will further check the issuer’s factory area, production line, management system, etc., to confirm the issuer’s mass supply capability and product quality consistency. This stage lasts for a long time. The improved development of seals for mass-produced models generally takes about 6 months, and the simultaneous development of new models with OEMs and their accessory suppliers often takes a year or more.

Based on considerations such as cost and product consistency, OEMs generally choose one or two major suppliers for the same automotive seal product. Therefore, in the batch supply stage, the company can generally obtain continuous and stable orders based on the production and sales volume of this model. At this stage, the company’s main work is to provide timely and stable quality products based on customer orders, provide after-sales service, negotiate quotations, and sign price contracts on a regular or irregular basis. This stage is the main source of company income.

Competition

According to the statistics of the Automobile Industry Branch of the China Association of Automobile Manufacturers, the 33 major automobile rubber sealing strip manufacturers that participated in the statistics in 2020, the scope of supporting cooperation covers almost all automobile manufacturers in China and all automobile manufacturers including passenger cars and commercial vehicles. In 2020, the rubber sealing strip industry achieved a sales income of about 15.53 billion Chinese yuan, of which main business candidates of the industry accounted for about 95% of the market share.

There is significant competition for the rubber sealing strip industry in the PRC. Many of our competitors are probably larger than we are and can devote more resources than we can do to the manufacture, distribution and sale of the rubber sealing strip. In order to successfully compete in our industry, we will need to:

●	Expand our customers basis and strive for additional orders;
●	Raise funds to support our operations and expand our capacities;
●	Recruit talent to explore high technology; and
●	That we provide outstanding product quality, customer service and rigid integiry in our business dealings.

However, there can be no assurance that even if we do these things we will be able to compete effectively with the other companies in our industry. We believe that we have the required management expertise in the rubber sealing strip industry with good development potential and affordable price.

Government Regulations

●	Environmental protection

The production of chemical pollutants in China must obtain a certificate from the relevant department. Rubber compound is a heavily polluting industry and must be approved by the local environmental protection department in China before it can be produced. Our company has qualified for all environmental assessment.

●	Production and operation license

In China, it is necessary to obtain a business license issued by the Chinese Ministry of Commerce to operate the business related to the business license. Our main business is auto parts and auto sealing systems. All businesses are recorded on the business license and comply with local production and operation standards.

Description of Property

RLSP entered into one operating lease with approximately 70,000 square feet from an unrelated individual in Fenghua District, Ningbo, Zhejiang Province, China, on November 15, 2019 for a factory building for manufacturing. The operating lease has twenty-five months lease term started from January 15, 2020 to February 14, 2022, and the current monthly lease amount is about $18,300. We have also purchased a piece of land in Fenghua District, Ningbo City, Zhejiang Province, and are building a new factory at present, which is expected to be completed in August 2022. This new factory is projected to accommodate 15 TPV production lines and 10 EPDM production lines, which can meet the requirements of 3 million vehicles.

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Employees

As of October 31, 2021, the Company has total of 62 employees. We do not presently have pension, health, annuity, insurance, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our employees, Officers and/or Directors.

Future Plans

The layout of China’s automobile industry has basically taken shape. In the next 5 years, the Company’s main customers will focus on new energy automobile brands to explore the new energy, carbon-neutral automobile seal market. Although there is no assurance that our goals will be met, according to our development direction, the Company plans to achieve the following production capacities:

●	It has the ability to support production to OEMs with more than 4 million cars, and takes the domestic market share reach 8%-10%
●	Develop the North American and Southeast Asian markets (parts export and vehicle export), reaching a 6:4 ratio of domestic and foreign business (domestic business 60%, foreign business 40%)
●	The annual production for rubber compounds capacity reaches 30,000 tons;
●	The annual production volume of sealing strip reaches more than 240 million meters;
●	The annual sales output value is more than 4 billion yuan.

Patents and Trademarks

The Company currently has two patents.

●	For new energy vehicles, the sealing strip is both a first-level exterior part and a first-level functional part. The weight of the sealing strip and environmental protection has also become vital research topics.

●	The new structure of the parts developed by us that uses new TPV recyclable materials to replace the original EPDM high-polluting materials. This patent helps to reduce the quality of parts and the pollution for new energy vehicles.

Subsidiaries

The Company has a 100% directly controlled subsidiary, Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. which locates in Ningbo, Zhejiang, China.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $2.50. The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company. There is no assurance that we will raise the full $25,000,000 as anticipated.

If 10,000,000 shares (100%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Plant and Building Construction-New Site	$7,000,000
Rubber Mixing Equipment	$3,000,000
EPDM Production Line	$6,000,000
TPV Production Line	$4,000,000
Test Equipment	$300,000
Pay for Reporting Requirements	$300,000
Accounting Expenses	$150,000
Legal Expenses	$100,000
Working capital and other general corporate purposes	$3,850,000
Offering Expenses	$300,000
TOTAL	$25,000,000

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If 7,500,000 shares (75%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Plant and Building Construction-New Site	$5,250,000
Rubber Mixing Equipment	$2,250,000
EPDM Production Line	$4,500,000
TPV Production Line	$3,000,000
Test Equipment	$225,000
Pay for Reporting Requirements	$250,000
Accounting Expenses	$150,000
Legal Expenses	$100,000
Working capital and other general corporate purposes	$2,800,000
Offering Expenses	$225,000
TOTAL	$18,750,000

If 5,000,000 shares (50%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Plant and Building Construction-New Site	$3,300,000
Rubber Mixing Equipment	$1,300,000
EPDM Production Line	$2,900,000
TPV Production Line	$1,900,000
Test Equipment	$200,000
Pay for Reporting Requirements	$250,000
Accounting Expenses	$150,000
Legal Expenses	$100,000
Working capital and other general corporate purposes	$2,250,000
Offering Expenses	$150,000
TOTAL	$12,500,000

If 2,500,000 shares (25%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Rubber Mixing Equipment	$1,300,000
TPV Production Line	$1,900,000
Test Equipment	$200,000
Pay for Reporting Requirements	$250,000
Accounting Expenses	$150,000
Legal Expenses	$100,000
Working capital and other general corporate purposes	$2,200,000
Offering Expenses	$150,000
TOTAL	$6,250,000

The above figures represent only estimated costs.

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The above figures represent only estimated costs for the next 12 months. Funds may be allocated in differing quantities should the Company decide at a later date it would be in the Company’s best interests. The company may decide to allocate funds in differing quantities if any of the third party products we offer for resale are no longer available on terms the Company deems to be appropriate and/or if we are able to achieve any of our planned actions at a price lesser than our predictions. It is possible that some of our estimated expenditures may not be as costly as we believe, in which case any surplus capital would be allocated towards working capital for the funding of day to day operations.

DILUTION

The price of the current offering is fixed at $2.50 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

Note: “Net increase to original shareholder” below is based upon a par value of $0.001.

	(25% of the shares are sold by the Company in the offering)	(50% of the shares are sold by the Company in the offering	(75% of the shares are sold by the Company in the offering	(100% of shares are sold by the Company in the offering) (2)
Offering Price Per Share	$2.50	$2.50	$2.50	$2.50
Net Tangible Book Value Per Share Before the Offering (1), Based on Financial Results Ended on June 30, 2021	$(0.056)	$(0.056)	$(0.056)	$(0.056)
Net Tangible Book Value Per Share After the Offering, Based on Financial Results Ended on June 30, 2021	$0.091	$0.222	$0.339	$0.445
Net Increase to Original Shareholder (based on par value)	$0.090	$0.221	$0.338	$0.444
Decrease in Investment to New Shareholders	$2.409	$2.278	$2.161	$2.055
Dilution to New Shareholders (%)	96.4%	91.1%	86.4%	82.2%

(1). Based upon 40,976,458 outstanding common shares of the Company as of the date of this offering.

(2). Assuming 10,000,000 shares are sold by the Company.

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Net Value Calculation

If 100% of the 10,000,000 shares in the offering are sold by the Company

Numerator:
Net tangible book value before the offering, based on financial results ended on June 30, 2021	$(2,306,826)
Net proceeds from this offering	25,000,000
$22,693,174
Denominator:
Shares of common stock outstanding prior to this offering	40,976,458
Shares of common stock to be sold in this offering (100%), not including selling shareholders	10,000,000
50,976,458

Net Value Calculation

If 75% of the 10,000,000 shares in the offering are sold by the Company

Numerator:
Net tangible book value before the offering, based on financial results ended on June 30, 2021	$(2,306,826)
Net proceeds from this offering	18,750,000
$16,443,174
Denominator:
Shares of common stock outstanding prior to this offering	40,976,458
Shares of common stock to be sold in this offering (75%), not including selling shareholders	7,500,000
48,476,458

Net Value Calculation

If 50% of the 10,000,000 shares in the offering are sold by the Company

Numerator:
Net tangible book value before the offering, based on financial results ended on June 30, 2021	$(2,306,826)
Net proceeds from this offering	12,500,000
$10,193,174
Denominator:
Shares of common stock outstanding prior to this offering	40,976,458
Shares of common stock to be sold in this offering (50%), not including selling shareholders	5,000,000
45,976,458

Net Value Calculation

If 25% of the 10,000,000 shares in the offering are sold by the Company

Numerator:
Net tangible book value before the offering, based on financial results ended on June 30, 2021	$(2,306,826)
Net proceeds from this offering	6,250,000
$3,943,174
Denominator:
Shares of common stock outstanding prior to this offering	40,976,458
Shares of common stock to be sold in this offering (25%), not including selling shareholders	2,500,000
43,476,458

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus

Overview

Rubber Leaf Inc (“the Company”) was incorporated under the laws of the State of Nevada on May 18, 2021. It acquired Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (“RLSP”) on May 27, 2021, through a Share Exchange Agreement between the Company and Xingxiu Hua, the President of the Company and who owns all of the issued and outstanding shares of RLSP. After the acquisition, RLSP became a 100% directly controlled subsidiary of the Company. Currently, all of the Company’s business is conducted through RLSP, its wholly-owned subsidiary. RLSP was established in Fenghua, Ningo, China and commenced operations in July 2019. RLSP’s main business areas include import and export trade, production and sales of synthetic rubber, rubber compound, car window seals, auto parts and etc. We are a well-known auto parts enterprise and we are also the first-class supplier of well-known auto brands such as Dongfeng Motor and French Renault.

The Company’s principle business address is Qixing Road, Weng’ao Industrial Zone, Chunhu Subdistrict, Fenghua District Ningbo, Zhejiang, China.

Components of Our Results of Operations

Sales Revenue

The Company generate revenue through selling the synthetic rubber, rubber compound, car window seals, auto parts. Sales revenue generated through direct supply model: After passing the OEM’s on-site review and entering the OEM’s directory, as the OEM’s first-tier supplier, directly purchase raw materials, produce independently, and deliver to the OEM’s warehouse, and the payment is directly settled with the OEM.

Related Party Revenues

We also generate revenue through Indirect supply model. The Company processes the purchase orders from our related parties, subcontracts them to third party suppliers, who will produce and deliver the finished products to the final customers. Specifically, the Company either purchase raw materials and subcontracts them for manufacturing or procure the products directly in the market to supply our customers depends on the specific requirements of the orders.

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Cost of Revenues

Cost of revenues is comprised of raw materials consumed, manufacturing costs, third party logistics and distribution costs including packaging, freight, transportation, shipping and handling costs, and inventory adjustment due to the defectives and inventory count.

Selling Expense

Selling expense principally consist of costs associated with our sales force. Our main selling cost is the commission fee from indirect supply model sales.

General and Administrative Expense

General and administrative expenses include the expenses for commercial support personnel, personnel in executive and other administrative functions, other commercial costs necessary to support the commercial operation of our products, professional fees for legal, consulting and accounting services. General and administrative expenses also include depreciation and impairments of office furniture and equipment.

Interest Expense

Interest expense primarily consists of interest expense incurred under our Revolving Loan Agreement with banks, individual third parties, and minor bank service charges.

Income taxes

We are governed by the Income Tax Law of the PRC, and the United States. We account for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence; it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

Result of Operations

Comparison of the years Ended on December 31, 2020 and 2019

The following table summarizes our results of operations for the years ended on December 31, 2020 and 2019:

	Year ended December 31
	2020	2019	Changes

Sales	$283,728	$363,225	$(79,497)
Sales-related parties	16,380,943	2,609,846	13,771,097
Total	16,664,671	2,973,071	13,691,600

Cost of sales	15,385,286	2,690,402	12,694,687
Gross profit	1,293,297	282,472	996,913

Operating Expenses
Selling expenses	168,185	43,473	124,712
General & administrative expenses	428,341	72,046	356,295
Operating income (loss)	$682,859	$166,953	$515,906

Other income (expense):
Interest income (expense)	(40,019)	(259)	(39,760)
Other (expense) income, net	10,378	-	10,378
Total other expenses, net	(29,641)	(259)	(29,382)

Net Income(loss) before income taxes	653,218	166,693	486,524
Income tax expenses	215,997	11,528	204,469
Net income(loss)	$437,221	$155,166	$282,055

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Sales Revenue

Sales revenue were $2,973,071 and $16,664,671 for the years ended December 31, 2020 and 2019, respectively, an increase of $13.7 million, or 461%. The increase was mainly due to the increasing of our related party sales.

The Company sells products through indirect supply model to our related parties, the revenue were 16,384,943 and 2,609,846 for the years ended on December 31, 2020 and 2019, a significant increase of $13.8 million, or 528%. The increase was mainly due to the sales order increasing from our related parties.

Cost of Sales

Cost of revenues were $15,385,286 and $2,690,402 for the years ended on December 31, 2020 and 219, respectively, an increase of $12.7 million, or 472% year over year. The increase shared the same movement with sales revenues of year 2020 and 2019, which resulted from the sales order increasing from our related parties.

Gross profit

Gross profit were $1,293,297 and $282,472 for the years ended on December 31, 2020 and 2019, respectively. Our revenue and gross profit margin were presented as below:

	For the years ended December 31,
	2020	2019	changes
Revenue:
Direct supply model	$283,728	$363,225	$(79,497)
Indirect supply model	16,380,943	2,609,846	13,771,097
Total	16,664,671	2,973,071	13,691,600

Gross profit margin:
Direct supply model	(176)%	(47)%	(124)%
Indirect supply model	11%	17%	(6)%
Total	8%	10%	(2)%

The decrease of our overall gross profit margin was mainly due to the increased cost of our raw materials for the year ended on December 31, 2020 compared with year of 2019.

Selling expenses

Selling expenses were $168,185 and $43,473 for the years ended on December 31, 2020 and 2019. The increase was attributable to the increasing of total revenues compared year 2020 with 2019.

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General and administrative expense

General and administrative expense were $428,341 and $72,046 for the years ended on December 31, 2020 and 2019, respectively. The increasing was mainly due to the increased employees as well as the expanded business operations.

Income from Operations

For the year ended on December 31, 2020, income from operations was $682,859, as compared to income from operations of $166,953 for the year ended December 31, 2019, an increase of $515,906, or 309%. The increase was primarily attributable to the increased sales revenues.

Net Income

As a result of the factors described above, our net income were $437,221 for the year ended on December 31, 2020, as compared to net income of $155,165 for the year ended on December 31, 2019.

Comparison of the Six Months Ended on June 30, 2021 and 2020

The following table summarizes our results of operations for the six months ended on June 30, 2021 and 2020:

	For the six months ended June 30,
	2021	2020	Changes

Sales	$968,801	$21,044	$947,757
Sales-related parties	7,149,282	5,601,884	1,547,398
Total	8,118,083	5,622,928	2,495,155

Cost of sales	8,511,299	5,062,103	3,451,296
Gross profit	(393,316)	560,825	(956,140)

Operating Expenses
Selling expenses	51,705	39,515	12,190
General & administrative expenses	306,434	219,764	86,670
Operating income (loss)	$(753,455)	$301,546	$(1,055,000)

Other income (expense):
Interest income (expense)	(86,026)	(10,186)	(75,840)
Other (expense) income, net	10,232	(7,098)	17,330
Total other expenses, net	(96,258)	(3,088)	93,170

Net Income(loss) before income taxes	(849,713)	298,458	(1,148,171)
Income tax expenses	-	103,635	(103,635)
Net income(loss)	$(849,713)	$194,823	$(1,044,536)

Sales Revenue

Sales revenue were $8,118,083 and 5,622,928 for the six months ended on June 30, 2021 and 2020, respectively, an increase of $2.5 million, or 44% year over year. The increase was mainly attributable to the sales increasing from our related parties.

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Cost of Sales

Cost of sales were $8,511,299 and $5,062,103 for the six months ended on June 30, 2021 and 2020, respectively, an increase of $3.5 million, or 68% year over year. The increase was accompanying with the increased sales from our related parties.

Gross profit

Gross profit were ($393,316) and $560,825 for the six months ended on June 30, 2021 and 2020, respectively. Our revenue and gross profit margin were presented as below:

	For the six months ended June 30,
	2021	2020	changes
Revenue:
Direct supply model	$968,801	$21,044	$947,757
Indirect supply model	7,149,282	5,601,884	1,547,398
Total	8,188,083	5,622,928	2,495,155

Gross profit:
Direct supply model	(9)%	(1,298)%	1,289%
Indirect supply model	(4)%	15%	(19)%
Total	(5)%	10%	(15)%

The decrease of our overall gross profit margin was mainly due to the increasing of our raw materials, together with the decreased gross profit margin from the indirect supply model sales for the six months ended on June 30, 2021 compared with the six months ended on June 30, 2020.

Selling expenses

Selling expenses were $51,705 and $39,515 for the six months ended June 30, 2021 and 2020, the increase of 12,190 or 31% year over year, The increase shared the same movement with our sales revenue.

General and administrative cost

General and administrative expense were $306,434 and $219,764 for the six months ended on June 30, 2021 and 2020, increased by $86,670, 39% year over year. The increasing was mainly due to the increased employees as well as the expanded business operations.

Income from Operations

For the six months ended June 30, 2021, loss from operations was $753,454, as compared to income from operations of $301,546 for the six months ended June 30, 2020, a decrease of $1,055,000 or -350% year over year. The decrease was primarily attributable to decreased profit margin as well as increased G&A expenses.

Net Income

As a result of the factors described above, our net loss was $849,713 for the six months ended June 30, 2021, as compared to net income of $194,823 for the six months ended June 30, 2021

Liquidity and Capital Resources

As of June 30, 2021, we had an accumulated deficit of $257,325. As of June 30, 2021, we had cash of $56,632 and a deficit working capital of $5,615,032, compared to cash of $8,508 and a deficit working capital of $3,969,238 at December 31, 2020.

The Company does not anticipate that it will generate revenue sufficient to cover its planned operating expenses in the foreseeable future, and the Company must obtain additional financing in order to develop and implement its business plan and proposed operations. If the Company is not successful in generating sufficient revenues and/or obtaining additional funding to develop its business plan and proposed operations, this could have a material adverse effect on its business, results of operations liquidity and financial condition.

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Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The critical accounting policies are discussed in further detail in the notes to the audited consolidated financial statements appearing elsewhere in this prospectus. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Identification of Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers as of November 12, 2021:

Name	Age	Position	Year Commenced
Xingxiu Hua	52	President, CEO & Chairperson of the Board	2021
Hua Wang	30	CFO, Secretary and Director	2021
Jun Tong	52	Chief Marketing Officer (“CMO”), Chief Technical Officer (“CTO”) and Director	2021
Yongjun Hua	49	Chief Sales Officer (“CSO”)	2021

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the meeting of the board of directors following the annual meeting of stockholders and until their successors have been elected and qualified.

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Background and Business Experience

Xingxiu Hua-President, CEO and Chairperson of Rubber Leaf Inc since the Company was incorporated in May 2021. Ms. Hua founded Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (China), the Company’s wholly controlled subsidiary in July 2019. Ms. Hua was the CEO of Rubber Leaf Enterprises Inc. from 2011 to 2018. She achieved the main goals of leading the team to develop new customers in rubber raw material industry and to establish R&Q laboratory and cooperate with UBC University in Vancouver. Ms. Hua also served as the CEO of Huaxin Economic and Trade Co., Ltd. From 1998 to 2012. She independently obtained the general agent of ExxonMobile rubber division in Great China and lead the team to develop customers which occupied 50% of Chinese EPDM market.

Hua Wang- CFO/Secretary/Director of Rubber Leaf Inc since the Company was incorporated in May 2021. Mr. Wang is the General Manager of Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (China), the Company’s wholly controlled subsidiary since July 2019. His job responsibilities include to work with managements to achieve long-term business plan of the company, complete the company’s financial goals and dock with local banks to complete the cooperation between the company and banks. Mr. Hua Wang served as the Second assistant of CEO in Rubber Leaf Enterprises Inc. from 2011 to 2018. He was mainly in charge of coordinating different business arrangements for different departments among the global departments in the company and involving in the auto manufacturer qualification process with the technical department in China. Mr. Wang received his Bachelor of Arts, Economics degree from University of British Columbia in April 2016.

Jun Tong- CMO/CTO/Director of Rubber Leaf Inc since the Company was incorporated in May 2021. Mr. Tong’s main job responsibilities include to Lead R&D team to develop new products strategy for organization, especially high value specialty rubber, plasterers, specialty polymers and plastics TSR/TPV/TPO compounds formulations and production process, focusing on sustainable industry with long term investment return, especially in auto industry and hygiene industry, complete 50 new products and 8000T/Y business volume. Mr. Tong served as the Global Automotive Market Development Manager, Great China Area of Exxon-Mobile Chemical (Shanghai) Co., Ltd. From December 2010 to July 2013. He also worked as the Global Specialty Polymer Technology Manager, Great China and Korea of Exxon-Mobile Chemical Asia Pacific R&D Co., Ltd from April 2000 to September 2010. Mr. Tong received his Bachelor degree of Polymer Chemical Engineering from Hefei University of Technology in July 1991.

Yongjun Hua- CSO of Rubber Leaf Inc since the Company was incorporated in May 2021. Mr. Hua’s main job responsibilities include to oversee marketing and sales divisions and to expand domestic automobile sealing customer bases. Mr. Hua served as the Sales Manager and Marketing Director of Shanghai Xinsen Import and Export Co., Ltd. From 2008 to 2013. He was the Sales Manager of Shanghai Jiaotong Chemical Trading Co., Ltd. Between 2004 to 2008. Mr. Hua received his Diploma in Business Administration from Nanjing Political College in June 2007.

Family Relationship

Ms. Xingxiu Hua is Mr. Hua Wang’s mother and Mr. Yongjun Hua’s sister. Other than the foregoing, we currently do not have any officers or directors of our Company who are related to each other.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the President and the Chief Financial Officer of the Company review the Company’s internal accounting controls, practices and policies.

28

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Director(s) can adequately perform the functions of such committees.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our Director(s) are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The Director(s) of our Company does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an “ audit committee financial expert “ would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

Our Directors and our Executive officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or
4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

29

Independence of Directors

We are not required to have independent members of our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Registration Statement.

EXECUTIVE COMPENSATION

Summary Compensation Table:

Name and principal position (a)	Year ended December 31 st (b)	Salary ($) (c)	Bonus ($) (d)	Stock Compensation ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Xingxiu Hua,	2020	8,709	-	-	-	-	-	-	$8,709
President, CEO, Director	2019	-	-	-	-	-	-	-	$-

Hua Wang,	2020	13,064	-	-	-	-	-	-	$13,064
CFO, Secretary, Director	2019	-	-	-	-	-	-	-	$-

Jun Tong,	2020	-	-	-	-	-	-	-	$-
CMO, CTO, Director (1)	2019	-	-	-	-	-	-	-	$-

Yongjun Hua,	2020	-	-	-	-	-	-	-	$-
CSO	2019	-	-	-	-	-	-	-	$-

(1). Under the Company’s 2021 Equity Incentive Plan, the Board of Director has issued 60,000 common shares of the Company to Mr. Jun Tong on September 28, 2021.

30

Stock Incentive Plan

On September 6, 2021, the board of directors unanimously approved a 2021 Equity Incentive Plan (the “2021 Plan”), which authorized the board to issue up to five million (5,000,000) common shares of the Company to qualified employees, consultant, officers and directors. In additional, on September 6, 2021, our majority shareholder and President, Ms. Xingxiu Hua, representing 98.94% of the Company’s outstanding voting stock as of September 6, 2021, approved our 2021 Plan. The number of shares voting for the 2021 Plan was sufficient for approval.

As of November 12, 2021, there are 95,900 common shares issued to our employees and director under the Company’s 2021 Plan.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have an employment or consulting agreement with any officers or Directors.

Director Compensation

Under the Company’s 2021 Equity Incentive Plan, the Board of Directors granted 60,000 common shares to Jun Tong, the director of the Company, for his contributions to the Company. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock-based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

Under the Company’s 2021 Equity Incentive Plan, the Board of Directors have decided to grant 60,000 common shares to Jun Tong, the director of the Company, in order to award his contributions for the Company. The Board of Directors may also grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors.

31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at the address of Qixing Road, Weng’ao Industrial Zone, Chunhu Subdistrict, Fenghua District Ningbo, Zhejiang, China.

Name of Beneficial Owner	Position	Amount of Shares Beneficial Owned	Percent of class (1)
Xingxiu Hua	President, CEO, Chairperson	39,369,609	96%
Hua Wang	CFO, Secretary & Director	100,000	*
Jun Tong	CMO, CTO & Director	60,000	*
Yongjun Hua	CSO	200,000	*
Officers and Directors as a Group (4)			97%

*	Less than 1%
(1)	Based upon 40,976,458 shares outstanding as of the date of this offering.
(2)	Under the Company’s 2021 Equity Incentive Plan, the Board of Director has issued 60,000 common shares of the Company to Mr. Jun Tong on September 28, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 27, 2021 the Company acquired Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (“RLSP”) for 40,000,000 shares of its common stock, through a Share Exchange Agreement between the Company and Ms. Xingxiu Hua, the President of the Company and who owned all of the issued and outstanding shares of RLSP. After the acquisition, RLSP became a 100% directly controlled subsidiary of the Company.

In regards to all of the above transaction we claim an exemption from registration afforded by Regulation S or Regulation D of the Securities Act of 1933, as amended for the above sale of the stock was made to non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Purchase

In order to reduce the purchase cost and enhance the purchase power, the Company mainly purchases the main raw materials from Shanghai Yongliansen Import and Export Trading Company (“Yongliansen”) and Shanghai Haozong Rubber & Plastic Technology Co., Ltd. (“Shanghai Haozong”), and also purchases rubber products under indirect supply model from Shanghai Huaxin Economic and Trade Co., Ltd. (“Shanghai Huaxin”) during the six months ended June 30, 2021and 2020, and the years ended December 31, 2020 and 2019. The Company’s founder holds minor equity interest of the three suppliers directly or indirectly and one of the Company directors holds the majority interest of Shanghai Haozong.

During years ended December 31, 2020 and 2019, the Company purchased raw materials from Yonglianseng (Vendor C) in the total amount of $214,773 and $176,434, respectively. For six months ended June 30, 2021 and 2020, the total purchase amount from Yonglianseng was $85,520 and $102,392, respectively. As of June 30, 2021, December 31, 2020 and 2019, the Company advanced Shanghai Yonglianseng $2,778,779, $2,854,373 and $14,364, respectively, mainly for production machinery purchases.

During the years ended December 31, 2020 and 2019, RLSP purchased $11,345,991 and $1,794,587 rubber products from Shanghai Haozong (Vendor A), respectively, and RLSP purchased $7,455,145 and $4,006,481 rubber products from Shanghai Haozong for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, December 31, 2020 and 2019, $1,660,149, $nil and $45,247 accounts payable due to Shanghai Haozong, respectively. The Company advances $378,473 to Shanghai Haozong as of December 31, 2020.

During the years ended December 31, 2020 and 2019, RLSP purchased $4,585,840 and $1,163,645 rubber products from Shanghai Huaxin (Vendor B), respectively, and RLSP purchased $nil and $1,065,675 rubber products from Shanghai Huaxin for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, December 31, 2020 and 2019, $5,324,058, $5,150,325 and $895,325 accounts payable due to Shanghai Huaxin, respectively.

Sales transactions

In order to stabilize customer relationships and maintain long-term orders, we authorized two related parties - Shanghai Xinseng Import & Export Co,. Ltd (“Shanghai Xinseng”, “Vendor B”) and Xinsen Sealing Products (Hangzhou) Co., Ltd (“Hangzhou Xinseng” or “Vendor C”) (collectively named as “XinSeng Group” for two companies together) as our distributors. The Company’s founder, Ms. Xingxiu Hua holds ownerships of the two entities directly or indirectly. XinSeng Group are rubber product trading experts with 20 years of experience in the auto parts market, who charges 1% of the total sales amount before VAT tax as sales commission. Sales commission incurred in each period is recorded as part of selling expense of the Company.

For the years ended December 31, 2020 and 2019, the Company had indirect sale through XinSeng Group in the aggregate amount of $16,380,943 and $2,609,846, respectively. For six months ended June 30, 2021 and 2020, the total indirect sales through XinSeng Group were $7,149,283 and $5,393,657, respectively. As of June 30, 2021, December 31, 2020 and 2019, the accounts receivable due from Shanghai Xinseng were $4,200,782, $2,591,906 and $1,102,740, respectively. The Company held advances from Hangzhou Xinseng in the amounts of $20,203, $22,995 and $1,614,387 as of June 30, 2021, December 31, 2020 and 2019, respectively.

Others

As of June 30, 2021, December 31, 2020 and 2019, the Company’s founder and officer funded the Company of $16,870, nil and $142,688 for its daily operation, respectively. The payable amounts bear no interest rate and due on demand.

32

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for us by Barnett & Linn, Attorney at Law, 60 Kavenish, Rancho Mirage, California 92270.

The financial statements included in this prospectus and the registration statement have been audited by Simon & Edward LLP, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

33

REPORTS TO SECURITIES HOLDERS

We will and will continue to make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a smaller reporting company under the Securities Exchange Act. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Our common stock will not be registered under the Exchange Act prior to the effective date of our Securities Act registration statement because we are not required to file an Exchange Act registration statement prior to the effective date. Because our common stock will not be registered under the Exchange Act prior to the effective date, the Company will not be a fully reporting company but will be only subject to the reporting obligations imposed by Section 15(d) of the Exchange Act, which allows a company to suspend its Section 15(d) obligations based on its having less than 300 shareholders of record on any day other than the first day of its fiscal year, provided that it has less than 300 shareholders of record within the meaning of Rule 12g5-1, is current on all SEC filing obligations, and has not had a registration statement declared effective or updated pursuant to Section 10(a)(3) of the Securities Act. Investors will be effected by the suspended requirement for the Company to register the common stock under the Exchange Act prior to effective date in that they will not have access to the information about our common stock which would be found in an Exchange Act registration statement such as a Form 8-A, the proxy rules for investors under Section 16 of the Exchange Act would not apply to them, as well as the inapplicability of most of the tender offer rules associated with the SEC Regulation 14E and Section 14(e) of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

34

FINANCIAL STATEMENTS AND EXHIBITS

RUBBER LEAF INC

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:

Consolidated Balance Sheets as of June 30, 2021(unaudited), December 31, 2020 and 2019	F-3

Consolidated Statements of Operations for the six months ended June 30, 2021 and 2020 (unaudited), and the years ended December 31, 2020 and 2019	F-4

Consolidated Statements of Changes in Stockholders Equity for the six months ended June 30, 2021 and 2020 (unaudited), and the years ended December 31, 2020 and 2019	F-5

Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020 (unaudited), and the years ended December 31, 2020 and 2019	F-6

Notes to Financial Statements	F-7 - F-17

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and shareholders of Rubber Leaf Inc

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying balance sheets of Rubber Leaf Inc and its subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring negative working capital from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinions

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Simon & Edward, LLP

City of Industry, California

November 15, 2021

We have served as the Company’s auditor since 2021.

F-2

RUBBER LEAF INC

CONSOLIDATED BALANCE SHEETS

		December 31,
	June 30, 2021	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash	$56,632	$8,508	$64,204
Accounts receivables	326,077	118,866	35,441
Accounts receivables – related parties	4,200,782	2,591,906	1,102,740
Advances to vendors	129,004	493,018	1,170,585
Advances to vendors - related parties	2,778,779	2,854,373	14,364
Inventories, net	60,147	43,149	15,965
Other current assets	33,657	19,473	26,475
Total current asset	7,601,948	6,129,293	2,429,774
Noncurrent assets:
Plant and equipment, net	3,283,425	3,442,104	1,116,108
Intangible asset, net	2,105,845	2,093,985	-
Right-of-use asset	124,783	222,254	-
Other asset	24,781	24,521	22,408
Total assets	$13,140,782	$11,912,157	$3,568,290

LIABILITIES
Current liabilities:
Borrowings	$4,697,622	$3,141,762	$-
Accounts payables	975,659	1,150,200	229,966
Accounts payables – related parties	6,984,206	5,150,325	940,572
Other payable - related party	16,870	-	142,688
Advances from customers – related parties	23,300	22,995	1,614,530
Operating lease liabilities	51,641	155,993	-
Other current liabilities	467,682	477,656	196,431
Total current liabilities	13,216,980	10,098,531	3,124,187

Noncurrent liabilities
Long-term borrowings	-	1,184,674	287,282

Total liabilities	13,216,980	11, 283,205	3,411,469

Commitment and Contingencies

STOCKHOLDERS’ DEFICIT
Preferred stock: 40,000,000 shares authorized, no shares issued and outstanding
Common stock: 100,000,000 shares authorized, 40,055,000, nil and nil shares issued and outstanding as of June 30, 2021, December 31, 2020 and 2019	40,055	-	-
Additional paid-in capital	97,445	-	-
(Accumulated deficit) retained earnings	(257,325)	592,387	155,166
Accumulated other comprehensive income	43,627	36,565	1,655
Total stockholders’ (deficit) equity	(76,198)	628,952	156,821
Total liabilities and stockholders’ equity	$13,140,782	$11,912,157	$3,568,290

The accompanying notes are an integral part of these financial statements

F-3

RUBBER LEAF INC

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the six months ended June 30,		For the years ended December 31,
	2021	2020	2020	2019
	(Unaudited)

Sales	$968,801	$21,044	$283,728	$363,225
Sales-related parties	7,149,282	5,601,884	16,380,943	2,609,846
Total	8,118,083	5,622,928	16,664,671	2,973,071

Cost of sales	8,513,399	5,062,103	15,385,286	2,690,599
Gross profit	(395,316)	560,825	1,293,297	282,472

Operating Expenses
Selling expenses	51,705	39,515	168,185	43,473
General & administrative expenses	306,434	219,764	428,341	72,046
(Loss) income from operation	(753,455)	301,546	682,859	166,953

Other income (expense):
Interest expense	(86,026)	(10,186)	(40,019)	(259)
Other (expense) income, net	(10,232)	7,098	10,378	-
Total other expenses, net	(96,258)	(3,088)	(29,641)	(259)

Net (loss) income before income taxes	$(849,713)	$298,458	653,218	$166,694
Income tax expenses	-	103,635	215,997	11,528
Net (loss) income	$(849,713)	$194,823	$437,221	$155,166

Foreign currency translation, net of tax	7,062	(2,857)	34,910	1,656
Comprehensive (loss) income	(842,651)	191,966	472,131	156,822

Earnings per share
Basic and diluted loss per share	$(0.11)	$-	$-	$-
Weighted average common shares outstanding	7,515,331	-	-	-

The accompanying notes are an integral part of these financial statements.

F-4

RUBBER LEAF INC

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Number of		Additional		Accumulated Other	Total
	Shares	Capital	Paid-in	Accumulated	Comprehensive	Stockholders’
	Issued	Stock	Capital	Earning	Income (Loss)	Equity
Balance at July 1, 2019	-	$-	$-	$-	$-	$-
Net income	-	-	-	155,166	-	155,166
Foreign currency translation, net tax	-	-	-	-	1,655	1,655
Balance at December 31, 2019	-	$-	$-	$155,166	$1,655	$156,821
Net income	-	-	-	437,221	-	437,221
Foreign currency translation, net tax	-	-	-	-	34,910	34,910
Balance at December 31, 2020	-	$-	$-	$592,387	$36,565	$628,952

	Number of		Additional		Accumulated Other	Total
	Shares	Capital	Paid-in	Accumulated	Comprehensive	Stockholders’
	Issued	Stock	Capital	Earning	Income (Loss)	Equity
Balance at December 31, 2019	-	$-	$-	$155,166	$1,655	$156,821
Net income	-	-	-	194,823	-	194,823
Foreign currency translation, net tax	-	-	-	-	(2,857)	(2,857)
Balance at June 30, 2020 (Unaudited)	-	$-	$-	$349,989	$(1,202)	$348,787

Balance at December 31, 2020	-	$-	$-	$592,387	36,565	628,952
Shares issued to acquire subsidiary	40,000,000	40,000	(40,000)	-	-	-
Issue of shares	55,000	55	137,445	-	-	137,500
Net loss	-	-	-	(849,713)	-	(849,713)
Foreign currency translation, net tax	-	-	-	-	7,062	7,062
Balance at June 30, 2021 (Unaudited)	40,055,000	$40,055	$97,445	$(257,325)	$43,627	$(76,198)

F-5

RUBBER LEAF INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,		For the years ended December 31,
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net (loss) income	$(849,713)	$194,823	$437,221	$155,166
Adjustments to reconcile loss to net cash provided by (used in) operating activities:
Depreciation and amortization	306,638	23,771	264,967	39,537
Amortization of right-use-of asset	-	-	-	-
Inventories write-down	-	-	9,911	-
Changes in operating assets and liabilities:
Account receivables	(205,908)	(21,044)	(76,767)	(35,067)
Account receivables – related parties	(1,581,075)	(899,658)	(1,340,503)	(1,091,111)
Advances to vendors - related party	105,809	(2,783,452)	(2,688,921)	-
Advance to vendors	369,156	964,470	715,957	(1,158,241)
Other current asset	(30,842)	(8,320)	8,310	(26,195)
Inventories	(16,538)	(15,683)	(34,645)	(15,797)
Right-use-of asset	(5,773)	(3,025)	(63,136)	-
Other assets	-	(568)	-	(22,172)
Account payable	(186,686)	486,176	856,992	227,541
Accounts payable - related parties	1,778,934	(929,517)	3,927,510	930,653
Advances from customers - related parties	62	2,811,857	(1,609,742)	1,597,504
Other current liabilities	4,014	221,506	289,605	208,927
Net cash (used in) provided by operating activities	(311,922)	41,336	696,759	810,745

Cash flow from investing activities
Other receivables - related party	-	-	-	(14,213)
Purchase of equipment and leasehold improvement	(120,260)	(822,887)	(2,423,813)	(1,158,441)
Purchase of land use right	-	-	(1,992,931)	-
Net cash used in investing activities	(120,260)	(822,887)	(4,416,744)	(1,172,654)

Cash flow from financing activities
Issuance of common shares for cash	137,500		-	-
Payable to related party	16,866	(17,781)	(144,190)	141,184
New borrowings	789,821	851,716	5,370,647	284,252
Repayments of borrowings	(464,540)		(1,563,294)	-
Net cash provided by financing activities	479,647	833,935	3,663,163	425,436

Effect of exchange rate changes	659	(1,092)	1,126	677
Decrease in cash	48,124	51,292	(55,696)	64,204
Cash, beginning	8,508	64,204	64,204	-
Cash, ending	$56,632	$115,496	$8,508	$64,204
	-	-	-	-
Supplemental disclosures of cash flow
Interest paid	$78,283	$10,186	$76,188	$-
Income taxes paid	$26,011	$1,768	$1,807	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RUBBER LEAF INC

Notes to the financial statements

Note 1 - Organization and Description of Business

Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (the “RLSP”) was established in July 08, 2019 and is located in Fenghua District, Ningbo, Zhejiang province, the People’s Republic of China (“PRC”). It is engaged in the import and export trade, production and sales of synthetic rubber, rubber compound, car window seals, auto parts, etc. of integrated group companies. It has an integrated machinery production plant on PRC. RLSP, a well-known auto parts enterprise, is a first-tier supplier of well-known auto brands such as Dongfeng Motor and French Renault. The company has a registered capital of $20 million US dollars and is a wholly owned by foreign investment.

Rubber Leaf Inc (the “Company” or “RLI”) was incorporated under the law of the State of Nevada on May 18, 2021 by Ms. Xingxiu Hua, the sole shareholder of RLSP. On May 27, 2021, the Company entered a share exchange agreement with Ms. Hua, pursuant to which, the Company will issue 40,000, 000 shares of common stock valued at $0.05 for an aggregate amount of $2,000,000 to exchange for all of RLSP’s shares. No change of control of RLSP was resulted from the execution of the share exchange agreement.

Note 2 – Going concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”), which contemplate continuation of the Company as a going concern. The Company currently has a net loss of $849,713 and accumulated deficits of $257,325 as of June 30, 2021. The Company has negative working capital of $5,615,032 as of June 30, 2021 and negative cash flow provided by operating activities during the six months ended June 30, 2021. The Company has not completed its efforts to establish a stabilized source of gross profit sufficient to cover operating costs over a reasonable period of time. Therefore, there is substantial doubt about the Company’s ability to continue as a going concern. Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses and its construction of new production line. The Company intends to position itself so that it will be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements. With respect to the unaudited financial statements as of June 30, 2021, and for the six months ended June 30, 2021, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ended December 31, 2021

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates. Signiant estimates are used in the collectability of accounts receivable, the useful lives and impairment of property and equipment, the valuation of deferred tax assets, inventories reserve and provisions for income taxes, among others.

Revenue Recognition

The Company early adopted Accounting Standards Update (“ASU”) 2014-09, Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606) since its inception (i.e. July 2019), which is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company applies the five-step model to sales contracts.

F-7

The Company’s revenue mainly generated from selling the synthetic rubber, rubber compound, car window seals, auto parts under two models of supply.

Model A: Direct supply. After passing the on-site inspection conducted by OEM and entering the OEM’s directory, as the OEM’s first-tier supplier, the Company directly purchase raw materials, produce independently, and deliver to the OEM’s warehouse, and the payment is directly settled with the OEM.

Model B: Indirect supply. The Company processes the purchase orders from our customers, subcontracts them to third party suppliers, who will produce and deliver the finished products to the auto parts dealer who authorized by branded vehicle manufacturers. Specifically, the Company either purchase raw materials and subcontracts them for manufacturing or procure the products directly in the market to supply our customers depends on the specific requirements of the orders.

Under both supply models, the Company is primarily responsible for fulfilling the promise to provide the specified good or service, and has inventory risk before the specified good or service has been transferred to customers, or after transfer of control to the customer during the warranty period. The Company has discretion in establishing the prices for the specified goods or service. All the payment are settled by the Company. The Company recognized the revenue when the finished goods delivered to customers, which means the ownership and control are transferred.

Payment of products is generally made within a 30-day term upon delivery. Extended payment terms are provided on a limited basis not to exceed two months. The products sold under direct supply are covered under 10 years manufacturers’ warranty. Such warranties are passed-through to the ultimate customers who purchase vehicles from our customers. Our customers request additional after-sales spare parts inperiodically during the warrant period which is recorded under selling expensed when incurs. Thus, the Company determines there is no need to reserve production warranty since the cost of spare parts request are immaterial based on the management’s experience about the industry. The products sold under indirect supply mode was provided by the subcontractors.

Cost of revenue

Cost of revenues is comprised of raw materials consumed, manufacturing costs, third party logistics and distribution costs including packaging, freight, transportation, shipping and handling costs, and inventory adjustment due to the defectives and inventory count.

Cash and Cash Equivalents

Cash and cash equivalents include bank deposits and liquid investments with original maturities of three months or less as of the purchase date of such investments.

Concentration risk

The Company maintains cash with banks in the United States of America (“USA”) and PRC. Should any bank holding cash become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash with that bank; however, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts. In China, a depositor has up to RMB500,000 insured by the People’s Bank of China Financial Stability Bureau (“FSD”). In the United States, the standard insurance amount is $250,000 per depositor in a bank insured by the Federal Deposit Insurance Corporation (“FDIC”).

Financial instruments that potentially subject the Company to significant concentrations of credit risk are cash and cash equivalents and accounts receivable. As of December 31, 2020 and 2019, as well as June 30, 2021, none of the Company’s cash held by financial institutions were uninsured.

Major customers

For the years ended December 31, 2020 and 2019, as well as six months ended June 2020 and 2021 (unaudited), the Company’s revenues from three major customers accounted more than 10% of the total revenue were as following:

	Six months ended June 30, 2021		As of June 30, 2021		Six months ended June 30, 2020		As of June 30, 2020
	Amount	% of Total Revenue	Accounts Receivable	% of Total Accounts Receivable	Amount	% of Total Revenue	Accounts Receivable	% of Total Accounts Receivable
Customer A	$968,801	12%	$326,232	7%	-	-	$-	-
Customer B	$7,149,282	88%	$4,200,627	93%	$5,393,657	96%	$1,983,665	97%

	Year ended December 31, 2020		As of December 31, 2020		Year ended December 31, 2019		As of December 31, 2019
	Amount	% of Total Revenue	Accounts Receivable	% of Total Accounts Receivable	Amount	% of Total Revenue	Accounts Receivable	% of Total Accounts Receivable
Customer B	$16,168,021	97%	$2,591,906	96%	$965,585	32%	$1,102,740	97%
Customer C	$212,921	1%	$-	-	$1,644,261	55%	$-	-

F-8

Major vendors

For the years ended December 31, 2020 and 2019, as well as six months ended June 2020 and 2021 (unaudited), the Company made purchases from the major vendors accounted more than 10% of the total purchases were as following:

	Six months ended June 30, 2021		As of June 30, 2021		Six months ended June 30, 2020		As of June 30, 2020
	Amount	% of Total Purchase	Accounts payable	% of Total Accounts Payable	Amount	% of Total Purchase	Accounts payable	% of Total Accounts Payable
Vendor A	$7,455,145	98%	$1,660,149	21%	$4,006,481	66%	$-	-
Vendor B	$-	-	$5,324,057	67%	$1,065,675	17%	$-	-

	Year ended December 31, 2020		As of December 31, 2020		Year ended December 31, 2019		As of December 31, 2019
	Amount	% of Total Purchase	Accounts payable	% of Total Accounts Payable	Amount	% of Total Purchase	Accounts payable	% of Total Accounts Payable

Vendor A	$11,345,991	66%	$-	-	$1,794,587	48%	$45,247	4%
Vendor B	$4,585,840	27%	$5,150,325	82%	$1,163,645	31%	$895,325	76%

Accounts Receivable

Accounts receivable are reported at their net realizable value. Any value adjustments are booked directly against the relevant receivable. We have standard payment terms that generally require payment within approximately 30 to 60 days. Management performs ongoing credit evaluations of its customers. An allowance for potentially uncollectible accounts is provided based on history, economic conditions, and composition of the accounts receivable aging. As of December 31, 2020 and 2019 and June 30, 2021 and 2020, no credit risk identified and no allowance for doubtful accounts.

Inventories

Inventories consist of raw materials and finished products, and are stated at the lower of cost or net realizable value. Cost is calculated by applying the weighted -average method and physically applied first-in-first-out method (FIFO) in inventory stock in and out. The Company regularly reviews inventory quantities on hand and writes down to its net realizable value any inventory that it believes to be impaired. Management considers forecast demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining excess and obsolescence and net realizable value adjustments. Once inventory is written down and a new cost basis is established, it is not written back up if demand increases.

Advances to vendors

From time to time, we paid advances to our vendors in order to secure our purchase orders or as retainers required pursuant to various purchase agreements related to production and the 2nd production lines currently under construction. The advances have no interest bearing, normally settled along with purchase transactions within 60 to 180 days depend on market condition, and around 365 days for construction projects and/or equipment purchase.

F-9

Property and equipment

Property and equipment are initially recorded at their historical cost. Repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives of the depreciable assets:

●	Land use rights: 50 years
●	Leasehold improvement: shorter of the estimate useful life or lease term
●	Factory equipment: 10 years
●	Office equipment and furniture: 5 years

Construction in progress (“CIP”) includes pre-construction costs, construction costs, interest incurred on financing, amortization of land use right during the construction period, insurance and overhead costs related to construction. Interest of borrowings specific for the construction project and amortization of land use rights are capitalized under CIP when development activities commence, and end when the qualifying assets are ready for their intended use.

Intangible Assets

All land in the PRC is owned by the PRC government and cannot be sold to any individual or company. The Company has recorded the amounts paid to the PRC government when acquired long-term interests of land use rights under intangible assets. This type of arrangement is common for the use of land in the PRC. The Company amortizes land use rights based on the term of the respective land use rights granted, which generally ranges from 15 to 50 years. The land use rights of Collective Lands has unlimited useful lifetime.

Impairment of Long-Lived Assets

The Company’s long-lived assets mainly include property and equipment, land use right recorded under intangible assets and right-of-use assets obtained through operating lease.

In accordance with ASC 360, Property, Plant, and Equipment, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset, or group of assets, as appropriate, may not be recoverable. If the aggregate undiscounted future net cash flows expected to result from the use and the eventual disposition of a long-lived asset is less than its carrying value, then the Company would recognize an impairment loss based on the excess of the carrying value over the fair value.

For the years ended December 31, 2020 and 2019, the Company determined there was no impairment of the long-lived assets.

Advances from customers

From time to time, we received advances from our customers, which are made normally under sales frame contracts, each sales transaction will be initiated by purchase orders received under the frame contracts. The advances have no interest bearing, normally settled along with purchase/sales transactions within 60 to180 days.

Income Taxes

We are governed by the Income Tax Law of the PRC and the United States. The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The 2017 Tax Reform Act permanently reduces the U.S. corporate income tax rate to a 21% flat rate. In addition, the 2017 Tax Reform Act also creates a new requirement that certain income (i.e., Global Intangible Low-Taxed Income (“GILTI”)) earned by controlled foreign corporations (“CFCs”) must be included in the gross income of the CFCs’ U.S. shareholder income. The tax law in PRC applies an income tax rate of 25% to all enterprises. The Company’s subsidiary does not receive any preferential tax treatment from local government. The Company has realized net income for the years ended December 31, 2020 and 2019, $215,997 and $11,528 income tax provision were recorded, respectively, and nil and $103,635 income tax provision were recorded for the six months ended June 30, 2021 and 2020, respectively.

F-10

Value added tax

The Company is subject to value added tax (“VAT”). The applicable VAT rate is 13% for products sold in the PRC for the years of 2020 and 2019. The amount of VAT liability is determined by applying the applicable tax rate to the amount of goods sold (output VAT) less VAT accrued on purchases made with the relevant supporting invoices (input VAT). Sales and purchases are recorded net of VAT (the amount of VAT is excluded from revenues and costs) collected and paid as the Company acts as an agent for the government.

Earnings Per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of December 31, 2020 and 2019 and, thus, anti-dilution issues are not applicable.

Fair Value of Financial Instruments

The Company’s balance sheets include certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

●	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2021, December 31, 2020 and 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash and cash equivalent, accounts receivables, advances to vendors, inventories, other current assets, accounts payables, advances from customers and other current liabilities.

The following table presents the fair value and carrying value of the Company’s long-term borrowings as of June 30, 2021, December 31, 2020 and 2019:

	June 30,	December 31,
	2021	2020	2019
	(Unaudited)
Carry value of long-term borrowings	$-	$1,184,674	$287,282
Fair value of long-term borrowings*	$-	$1,129,552	$273,915

(*The fair value of long-term borrowing is calculated based on the carrying value, the average effective interest rate of the bank loans RLSP obtained and the contractual terms.)

F-11

Operating Leases

The Company adopted ASC 842 since its inception. The Company determines if an arrangement is or contains a lease at inception. Operating leases with lease terms of more than 12 months are included in operating lease assets, accrued and other current liabilities, and long-term operating lease liabilities on its consolidated balance sheet. Operating lease assets represent its right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments over the lease term. Operating lease assets and liabilities are recognized based on the present value of the remaining lease payments discounted using its incremental borrowing rate. Lease expense is recognized on a straight-line basis over the lease term.

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence. The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Foreign Currency

Amounts reported in the condensed consolidated financial statements are stated in United States dollars, unless stated otherwise. The Company’s subsidiary in the PRC use the Chinese renminbi (RMB) as their functional currency and the holding company - RLI uses the United States dollar as their functional currency. For subsidiaries that use the local currency as the functional currency, all assets and liabilities are translated to United States dollars using exchange rates in effect at the end of the respective periods and the results of operations have been translated into United States dollars at the weighted average rates during the periods the transactions were recognized. Resulting translation gains or losses are recognized as a component of other comprehensive income (loss).

In accordance with ASC 830, Foreign Currency Matters (ASC 830), the Company translates the assets and liabilities into United States dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB into United States dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income. Further, foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses on those foreign currency transactions are included in other income (expense), net for the period in which exchange rates change.

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, Income Statement-Reporting Comprehensive Income (ASC 220). Under ASC 220, the Company is required to report comprehensive income (loss), which includes net income (loss) as well as other comprehensive income (loss). The only significant component of accumulated other comprehensive income (loss) as of June 30, 2021 and December 31, 2020 and 2019 is the currency translation adjustment.

Segment Information

Operating segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the executive team, which is comprised of the chief executive officer and the chief financial officer. Based on the financial information presented to and reviewed by the chief operating decision maker in deciding how to allocate the resources and in assessing the performance, the Company has determined that it has two operating and reporting segments – direct supply and indirect supply as of June 30, 2021, December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2021 and for the six months ended June 30, 2021 and 2020.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued new leasing guidance (“Topic 842”) that replaced the existing lease guidance (“Topic 840”). Topic 842 established a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The Company adopted Topic 842 on its inception date of operation.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, which eliminates the requirement to calculate the implied fair value of goodwill, but rather requires an entity to record an impairment charge based on the excess of a reporting unit’s carrying value over its fair value. This amendment is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019.The Company adopted ASU No. 2017-04 on January 1, 2020 and the adoption did not have an impact on the Company’s financial position and results of operations.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses”. The standard, including subsequently issued amendments (ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10 and ASU 2019-11), requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. In November 2019, the FASB issued ASU No. 2019-10 to postpone the effective date of ASU No. 2016-13 for public business entities eligible to be smaller reporting companies defined by the SEC to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is evaluating the impact of this guidance on its consolidated financial statements.

F-12

Note 4. Plant and equipment, net

	June 30,	December 31,
	2021	2020	2019
	(Unaudited)
Furniture and office equipment	$31,468	$6,242	$-
Equipment and machinery	3,562,415	3,525,071	1,170,789
Leasehold improvement	160,540	170,393	-
Minus: Accumulated depreciation and amortization	(659,492)	(358,495)	(54,681)
Plant and equipment, net	3,094,931	3,343,211	1,116,108
Construction in progress	188,494	98,893	-
Property plant and equipment, net	$3,283,425	$3,442,104	$1,116,108

Upon obtained the right use of land, the Company started to build the manufacture plant on the land. The Company capitalized the cost in related to the construction, including the interests related to the borrowings, the utilities occurred in the construction, the amortization of land use of right. The construction is expecting to put into use in 2023.

For the equipment used for manufacturing, the depreciation expense is included as part of manufacturing overhead, while the equipment used for general administrative are included in selling, general and administrative expense on the statements of operations. Depreciation and amortization expenses were $264,967 and $39,537 for the years ended December 31, 2020, and 2019, respectively. Depreciation and amortization expenses were $306,638 (unaudited) and $23,771 (unaudited) for the six months ended June 30, 2021 and 2020, respectively.

Note 5. Intangible asset, net

On October 21, 2020, the Company entered a purchase contract with the Ninbo government agent, Zhejiang Province , whereby the Company was assigned the land use rights, for 50 years useful life, located in Chunhun Street, in Fenghua city, Zhejiang Province, for a total purchase price of $2,064,554 (RMB 13,729,900 at exchange rate of 0.1504), the information of the land use rights is as followed:

Intangible asset, net consists of the following:

	June 30,	December 31,
	2021	2020	2019
	(Unaudited)
Land use rights	$2,126,491	$2,104,199	$-
Less: Accumulated amortization	(20,646)	(10,214)	-
Intangible asset, net	2,105,845	2,093,985	-

For the six months and the year ended June 30, 2021 and December 31, 2020, $10,321 and $9,674 amortization of land use rights were capitalized under CIP, respectively.

Note 6. Borrowings

In September 2020, for the purpose of the land acquisition, the Company borrowed $1,532,567 (RMB 10 million) from Ningbo Rongsen Construction Ltd., Co (“Ningbo Rongsen”). a third private party, with a monthly interest rate of 1.0%. An unrelated individual person guaranteed the loan. In December 2020, the Company repaid the loan back in its entirety. The loan has been mainly advanced to vendors for equipment purchases. The Company capitalized the interest expense of $36,169 (approximate 249,183 RMB) association with the loan under construction in progress for the year ended December 31, 2020.

In May 9, 2020, the Company entered an one-year term loan with Chunhu Branch, Ningbo Fenghua Rural Commercial Bank Co., Ltd. in the amount of $459,770 (approximate RMB 3 million) with the annum interest rate of 4.5%. The withdrawal of the loan was solely based on purchase transactions, which means the bank directs the cash outflows to the vendor’s account according to the documents of purchase transactions submit, such as the contract, purchase order, VAT invoices and etc. The loan was fully paid back on May 2021. As of June 30, 2021 and December 31, 2020, the outstanding balance of the loan were $nil and $459,770, respectively.

In September 18, 2020, the Company entered an one-year bank loan of $383,142 (RMB 2.5 million) with Chunhu Branch, Ningbo Fenghua Rural Commercial Bank Co., Ltd. with the 6.42% annum interest rate. The collateral pledged for the RMB2.5 million loan was the machinery and equipment with a total appraised value of $1.6 million. Subsequently RLSP paid the loan back in its entirety on its maturity date. As of June 30, 2021 and December 31, 2020, the outstanding balance of the loan were $387,201 and $382,142, respectively.

F-13

In November 30, 2020, the Company entered an one-year bank loan of $2,298,851 (RMB 15 million) with Fenghua Chunhu branch, Agricultural Bank of China Co., Ltd. with the annual interest rate of 4.7%. The collateral pledged for the loan was the land use right with appraisal value of $5.44 million (approximately RMB 35.2 million). The Company intended to renew the loan before the maturity date. As of June 30, 2021 and December 31, 2020, the outstanding balance of the loan were $2,323,204 and $2,298,851, respectively.

On August 1, 2019, RLSP entered a loan agreement with an unrelated individual to borrow up to $1,077,308 (RMB7.5 million). The loan term was from December 31, 2019 to June 30, 2022 with no interest bearing. Pursuant to the loan agreement, the loan may be converted to common stock of the Company upon negotiation. As of June 30, 2021, December 31, 2020 and 2019, the loan balances were $1,177,193 (RMB 7.5 million), $1,149,425 (RMB 7.5 million) and $287,282 (RMB 2 million), respectively. Subsequently on September 13, 2021, the outstanding RMB 7.5 million personal loan was converted to 427,323 shares of the Company’s common stocks in $2.5 per share agreed-upon by the two parties.

On October 19, 2020, RLSP entered a loan agreement with an unrelated individual to borrow $153,257 (RMB 1 million). The loan term was from October 19, 2020 to June 30, 2022 with no interest bearing. Pursuant to the loan agreement, the loan may be converted to common stock of the Company upon negotiation. On November 30, 2020, the Company paid $118,008 (RMB 770,000) out of $153,257 loan principal back. The creditor lent additional $7,550 cash to the Company in the same terms. As of June 30, 2021 and December 31, 2020, the outstanding balance of the loan were $35,622 and $35,249, respectively. On September 27, a share subscription agreement was entered by the two parties, pursuant to which, the lender elected to convert $43,173 loan balance with 17,235 shares of RLI’s common stocks at the price of $2.50.

In April 30, 2021, RLSP borrowed $774,401 (RMB 5 million) short-term loan from an unrelated entity guaranteed by an individual person. The loan has a monthly interest rate of 1% with the due date on June 15, 2021. Pursuant to the loan agreement, the interest rate will increase to 2% monthly if RLSP is in default of loan terms and the lender may further obtain 5% of RLSP’s ownership. As of June 30, 2021, the loan balance was $774,401. Subsequently on November 10, RLSP extended the maturity date of the loan till April 30, 2022 with the other loan terms remain the same.

Interest expense primarily consists of the interest incurred on the bank loan and minor bank service charges. For the years ended December 31, 2020 and 2019, the Company recorded the interest expense of $40,019 and $259, respectively. For six months ended June 2021 and 2020, the Company recorded the interest expense of $86,026 and 10,186, respectively.

Note 7. Other current liabilities

As of June 30, December 31, 2020 and 2019, the components of other current liabilities included the followings:

	June 30,	December 31,
	2021	2020	2019
	(Unaudited)
Employee compensation and benefits	$86,089	$69,699	$14,435
Tax payable	232,046	241,938	11,650
Deferred production molds	126,397	143,921	170,226
Interest expense	12,138	12,011	-
Other payables	11,013	10,087	120
Total	$467,682	$477,656	$196,431

Deferred production mold represented the compensation received from the customer for partial cost of production molds specifically designed for the customer. The compensation is amortized with the estimate useful life of the production mode which is recorded as deduction of cost of revenue.

Note 8 – Related Party Transactions

Purchase

In order to reduce the purchase cost and enhance the purchase power, the Company mainly purchases the main raw materials from Shanghai Yongliansen Import and Export Trading Company (“Yongliansen”) and Shanghai Haozong Rubber & Plastic Technology Co., Ltd. (“Shanghai Haozong”), and also purchases rubber products under indirect supply model from Shanghai Huaxin Economic and Trade Co., Ltd. (“Shanghai Huaxin”) during the six months ended June 30, 2021and 2020, and the years ended December 31, 2020 and 2019. The Company’s founder holds minor equity interest of the three suppliers directly or indirectly and one of the Company directors holds the majority interest of Shanghai Haozong.

During years ended December 31, 2020 and 2019, the Company purchased raw materials from Yonglianseng (Vendor C) in the total amount of $214,773 and $176,434, respectively. For six months ended June 30, 2021 and 2020, the total purchase amount from Yonglianseng was $85,520 and $102,392, respectively. As of June 30, 2021, December 31, 2020 and 2019, the Company advanced Shanghai Yonglianseng $2,778,779, $2,854,373 and $14,364, respectively, mainly for production machinery purchases.

During the years ended December 31, 2020 and 2019, RLSP purchased $11,345,991 and $1,794,587 rubber products from Shanghai Haozong (Vendor A), respectively, and RLSP purchased $7,455,145 and $4,006,481 rubber products from Shanghai Haozong for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, December 31, 2020 and 2019, $1,660,149, $nil and $45,247 accounts payable due to Shanghai Haozong, respectively. The Company advances $378,473 to Shanghai Haozong as of December 31, 2020.

During the years ended December 31, 2020 and 2019, RLSP purchased $4,585,840 and $1,163,645 rubber products from Shanghai Huaxin (Vendor B), respectively, and RLSP purchased $nil and $1,065,675 rubber products from Shanghai Huaxin for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, December 31, 2020 and 2019, $5,324,058, $5,150,325 and $895,325 accounts payable due to Shanghai Huaxin, respectively.

Sales transactions

In order to stabilize customer relationships and maintain long-term orders, we authorized two related parties - Shanghai Xinseng Import & Export Co,. Ltd (“Shanghai Xinseng”, “Vendor B”) and Xinsen Sealing Products (Hangzhou) Co., Ltd (“Hangzhou Xinseng” or “Vendor C”) (collectively named as “XinSeng Group” for two companies together) as our distributors. The Company’s founder holds equity ownership at the two entities directly or indirectly. XinSeng Group are rubber product trading experts with 20 years of experience in the auto parts market, who charges 1% of the total sales amount before VAT tax as sales commission. Sales commission incurred in each period is recorded as part of selling expense of the Company.

For the years ended December 31, 2020 and 2019, the Company had indirect salet through XinSeng Group in the aggregate amount of $16,380,943 and $2,609,846, respectively. For six months ended June 30, 2021 and 2020, the total indirect sales through XinSeng Group were $7,149,283 and $5,393,657, respectively. As of June 30, 2021, December 31, 2020 and 2019, the accounts receivable due from Shanghai Xinseng were $4,200,782, $2,591,906 and $1,102,740, respectively. The Company held advances from Hangzhou Xinseng in the amounts of $20,203, $22,995 and $1,614,387 as of June 30, 2021, December 31, 2020 and 2019, respectively.

Others

As of June 30, 2021, December 31, 2020 and 2019, the Company’s founder and officer funded the Company of $16,870, nil and $142,688 for its daily operation, respectively. The payable amounts bear no interest rate and due on demand.

F-14

Note 9 - Shareholder Equity

RLSP was established on July 08, 2019 with registered capital of $20 million. As of June 30, 2021 and December 31, 2020, no capital investment has been contributed to RLSP by the sole shareholder.

On May 18, 2021, RLI was incorporated under the laws of the State of Nevada. The total number of authorized to issue are 100 million shares of common stock and 40 million shares of preferred stocks at par value $0.001 per share.

On May 27, 2021, the Company entered a share exchange agreement with Ms. Hua, the sole shareholder of RLI and RLSP, pursuant to which, the Company will issue 40,000,000 shares of common stock valued at $0.05 per share for an aggregate amount of $2,000,000 to exchange all of RLSP’s shares. The business acquisition is qualified as a common control transaction. Pursuant to ASC 805-50, RLI that received the equity interests of RLSP recognized the assets and liabilities transferred at their carrying amounts at the date of the transfer. And the transfer results in a change in the reporting entity pursuant to ASC 250-10, RLI presents RLSP’s financial statements retrospectively for all periods during which the two entities were under common control.

During June 2021, the Company issued 55,000 shares of common stocks at $2.5 per share to three individuals for cash. The total $137,500 subscription were fully received as of June 30, 2021.

Note 10. Lease

RLSP entered one operating lease with a unrelated individual Fenghua District, Ningbo, Zhejiang Province, China on November 15, 2019 for a factory building for manufacturing. The operating lease has twenty-five months lease term started from January 15, 2020 to February 14, 2022.

According to ASC 842, the Company records the factory lease on the balance sheet as Right-of-use assets and Operating lease liabilities. The incremental borrowing rate is 4.88%, an average interest rate of the Company’s bank loans. The remaining lease term is 0.6 and 1.1 years as of June 30, 2021 and December 31, 2020, respectively. Rental expenses for the six months ended June 30, 2021 and 2020, and the year ended December 31, 2020 were $104,354, $87,693 and $187,680, respectively. Total cash flows paid toward the operation lease were $158,253, $155,438 and $203,939 for the six months ended June 30, 2021 and 2020, and for the year ended December 31, 2020, respectively.

Lease-related assets and liabilities at June 30, 2021, December 31, 2020 and 2019 were as follows:

	June 30,	December 31,
	2021	2020	2019
	(Unaudited)
Assets
ROU assets-Operating lease	$124,783	$222,254	$-
Liabilities
Operating Lease liabilities, current	$51,641	$155,993	$-

As of June 30, 2021, future minimum annual lease payment under operating lease was as follows:

Operating lease
Year ending December 31, 2021	$54,208
Less interest	(2,567)
Present value of lease liabilities	$51,641

Note 11. Commitment and contingencies

On February 7, 2021, the landlord of the factory leased by RLSP filed a lawsuit against RLSP for default on lease payment pursuant to the lease agreement entered on November 11, 2019. The case was settled under the court mediation and a civil settlement was issued on April 20, 2021, pursuant to which, the Company should pay the total unpaid balance of $46,454 (approximately RMB 300,000) along with interest calculated with 24% annum for around five months period. RLSP agreed to make the remaining two lease payments on time. $58,855 (RMB380,000) was made to the landlord through the court in April 2021, including unpaid lease payments, interest and attorney fee. Currently, RLSP is negotiating with the landlord to extend the maturity date of the lease agreement to June 30, 2022.

F-15

On September 17, 2020, RLSP entered a construction contract with Ningbo Rongsen to build up a new production line for which the annual production capacity will be up to four million set of automotive seals. The budget of the project is around $5,420,810 (RMB35 million) with the project started on April 2021, and project is expecting to complete around August 2022.

Note 12. Income Taxes

The Company, RLI is a Delaware company and subject to the United States federal income tax at a tax rate of 21%. The Company’s subsidiary, RLSP, is incorporated in the PRC and are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Taxes (“EIT”) is generally imposed at 25%.

For the years ended December 31, 2020 and 2019, the provision for income taxes were $215,997 and $11,528, respectively. As of December 31, 2020 and 2019, the income tax payables were $241,938 and $11,650, respectively.

For the six months ended June 30, 2021 and 2020, the provision for income taxes was $nil and $103,635, respectively. As of June 30, 2021 and 2020, the income tax payables were $232,046 and $113,445, respectively.

The table below summarizes the difference between the U.S. statutory federal tax rate and the Company’s effective tax rate for the years ended December 31, 2020 and 2019, and the six months ended June 30, 2021 and 2020:

	Six months ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
	(Unaudited)
U.S. federal income tax rate	21.0%	21.0%	21.0%	21.0%
Tax rate difference	4.0%	4.0%	4.0%	4.0%
Tax except	-%	-%	-%	(27.7)%*
Nontaxable items	-%	10.9%	8.3%	6.4%
GILTI tax	-%	-%	-%	-%
Others	-%	(1.2)%	(0.2)%	3.2%
Valuation allowance	(25.0)%	-%	-%	-%
Effective tax rate	-%	34.7%	33.1%	6.9%

(*RSLP was subject to the special income tax rate for micro-enterprises in the PRC for the year ended December 31, 2019, for which 5% income tax rate applies for the first RMB 1 million taxable income and 10% for the remaining taxable income not exceed RMB 3 million.)

For U.S. income tax purposes, the Company has no cumulative undistributed earnings of foreign subsidiary as of June 30, 2021 after acquired RLSP on May 27, 2021. Accordingly, no provision has been made for U.S. deferred taxes related to future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if we concluded that such earnings will be remitted to the U.S. in the future.

In addition, the 2017 Tax Act also creates a new requirement that certain income (i.e., Global Intangible Low-Taxed Income (“GILTI”)) earned by controlled foreign corporations (“CFCs”) must be included currently in the gross income of the CFCs’ U.S. shareholder. GILTI is the excess of the shareholder’s net CFC tested income over the net deemed tangible income return, which is currently defined as the excess of (1) 10 percent of the aggregate of the U.S. shareholder’s pro rata share of the qualified business asset investment of each CFC with respect to which it is a U.S. shareholder over (2) the amount of certain interest expense taken into account in the determination of net CFC-tested income. The Company has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred. For the six months ended June 30, 2021, no GILTI tax expense was incurred.

ASC 740 requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The management evaluated the Company’s tax positions and considered that no provision for uncertainty in income taxes was necessary as of June 30, 2021.

F-16

Note 13. Segment Reporting

We realize revenue primarily through the sale of synthetic rubber, rubber compound, car window seals, auto parts with two models of supply. The Company managed and reviewed its business as two operating and reporting segments: direct supply and indirect supply models.

The business line distribution of the Company’s information as of and for the six months ended June 30, 2021 and 2020, and as of and for the years ended December 31, 2020 and 2019 as following:

	For the six months ended June 30,		For the years ended December 31,
	2021	2020	2020	2019
	(Unaudited)
Revenue:
Direct supply model	$968,801	$21,044	$283,728	$363,225
Indirect supply model	7,149,282	5,601,884	16,380,943	2,609,846
Total	8,118,083	5,622,928	16,664,671	2,973,071

Gross profit:
Direct supply model	(9)%	(1,298)%	(176)%	(47)%
Indirect supply model	(4)%	15%	11%	17%
Total	(5)%	10%	8%	10%

Income(loss) from operations:
Direct supply model	(378,949)	(472,718)	(892,880)	(257,867)
Indirect supply model	(374,507)	774,264	1,575,739	424,820
Total	(753,455)	301,546	682,859	166,953

Net income(loss)
Direct supply model	(475,206)	(475,805)	(922,522)	(258,125)
Indirect supply model	(374,507)	670,628	1,359,743	413,291
Total	(849,713)	194,823	437,221	155,166

	June 30,	December 31,
	2021	2020	2019
	(Unaudited)
Reportable assets
Direct supply model	$6,112,899	$6,395,413	$2,474,337
Indirect supply model	6,977,893	5,516,744	1,093,953
Corporate	49,990	-	-
Total	$13,140,782	$11,912,157	$3,568,290

All long-term assets are managed under direct supply model by the chief operating decision maker.

Note 14 - Subsequent Events

Subsequently on July and September 2021, the Company issued 381,000 shares of common stocks at $2.5 per share to five individuals. $952,500 subscription was received.

On September 6, 2021, the board of directors of the Company unanimously approved a 2021 Equity Incentive Plan (the “2021 Plan”), which authorized the board to issue up to five million (5,000,000) common shares to qualified employees, consultant, officers and directors. On the same day, the majority shareholder and president, Ms. Xingxiu Hua, representing 98.94% of the Company’s outstanding voting stock as of September 6, 2021, approved the 2021 Plan. As of November 12, 2021, 95,900 common shares have been issued to employees and director under the 2021 Plan.

On September 13 and September 27, 2021, the Company converted loans from two individuals in the aggregate amount of $1,204,775 into 444,558 shares of its common stock.

F-17

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee	$2,530.00
Auditor Fees and Expenses	$95,000.00
Consulting Fees and Financial Advisory Expenses	$120,000.00
Legal Fee	$45,000.00
Transfer Agent Fees	$1,200.00
Other Fees	$36,270.00
TOTAL	$300,000.00

(1) All amounts are estimates, other than the SEC’s registration fee. The above expenses are to be paid by the Company, rather than the selling shareholders.

INDEMNIFICATION OF DIRECTOR AND OFFICERS

Under our Bylaws of the corporation, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of Officers and Directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

RECENT SALES OF UNREGISTERED SECURITIES

Name of selling stockholder	Shares of Common stock owned prior to offering		Shares of Common stock to be sold	Shares of Common stock owned after offering (if all shares are sold)	Percent of common stock owned after offering (if all shares are sold)
XUEYANG SHEN	2,000	*	2,000	0	0%
LIQIANG SHEN	2,000	*	2,000	0	0%
WEIJIE ZHOU	1,500	*	1,500	0	0%
GUOZHANG ZHOU	500	*	500	0	0%
LIN CHEN	500	*	500	0	0%
XIAOLEI XIE	1,000	*	1,000	0	0%
YOUFEI XIE	1,000	*	1,000	0	0%
YOU’ER BAO	1,000	*	1,000	0	0%
XUEPING LIANG	1,000	*	1,000	0	0%
HAIBO HU	1,000	*	1,000	0	0%
JINGFENG XU	1,500	*	1,500	0	0%
ZHIJUN SU	2,000	*	2,000	0	0%
HONGGANG XU	2,000	*	2,000	0	0%
BILIAN ZHANG	1,200	*	1,200	0	0%
JIANTIE TENG	1,000	*	1,000	0	0%
WEIGUO HOU	2,000	*	2,000	0	0%
YURU ZHOU	2,000	*	2,000	0	0%
HUOYAN YAO	1,500	*	1,500	0	0%
YUGUANG LIU	1,500	*	1,500	0	0%
HAINA WANG	1,000	*	1,000	0	0%
XIGUANG ZHENG	500	*	500	0	0%
PEIZHU CHEN	1,000	*	1,000	0	0%
ZENGYUAN WANG	1,000	*	1,000	0	0%
WEIGEN GU	1,200	*	1,200	0	0%
JINBO SONG	1,000	*	1,000	0	0%
LEQIN SHEN	1,000	*	1,000	0	0%
FENGLIAN ZHU	1,000	*	1,000	0	0%
JIA ZHANG	1,000	*	1,000	0	0%
SHUIYU YI	1,000	*	1,000	0	0%
XIANNAN LI	20,000	**	20,000	0	0%
YUFENG QIN	15,000	**	15,000	0	0%
SHANGZHI FU	339,000	**	339,000	0	0%
XIAOLIANG MA	13,000	**	13,000	0	0%
PENGFEI REN	8,000	**	8,000	0	0%
CHONG TANG	20,000	**	20,000	0	0%
DAOYUAN FU	21,000	**	21,000	0	0%
HAIJUN BAO	427,323	***	427,323	0	0%
CHEN XU	17,235	***	17,235	0	0%
TOTAL	916,458		916,458

* Shares received pursuant to the Company’s 2021 Equity Incentive Plan

** Shares purchased pursuant to a Private Placement

*** Loans converted into shares of the Company

II-2

On September 28, 2021 the Company issued 60,000 shares of its common stock under its 2021 Equity Incentive Plan, to one director of the company, Mr. Jun Tong, who is not listed as a selling shareholder in the offering.

On September 30, 2021 the Company issued 35,900 shares of its common stock under its 2021 Equity Incentive Plan, to 29 employees.

Between June 21, 2021 and September 22, 2021, the Company sold 436,000 shares of its common stock pursuant to Private Placement to seven investors for $2.50 per share for an aggregate of $1,090,000.

On September 13, 2021 and September 27, 2021, the Company converted loans from two lenders in the aggregate amount of $1,111,395 into 444,558 shares of its common stock for $2.50 per share.

In regards to all of the above transaction we claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended (“Regulation S”) for the above sales, grants and conversions of the stock, since such issuances of the stock were made to non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

EXHIBITS TO REGISTRATION STATEMENT

Exhibit No.	Description

3.1	Certificate of Incorporation, as filed with the Nevada Secretary of State on May 18, 2021(1)
3.2	By-laws (1)
5.1	Legal Opinion Letter (2)
10.1	Share Exchange Agreement between the Company and Xingxiu Hua dated May 27, 2021(1)
23.1	Consent of Independent Accounting Firm Simon & Edward LLP (1)
99.1	Sample Subscription Agreement (1)

(1)	Filed herewith.
(2)	To be filed.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II-3

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, at the location of Ningbo, Zhejiang, China on November 15, 2021.

RUBBER LEAF INC

By:	/s/ Xingxiu Hua
Name:	Xingxiu Hua
Title:	President, CEO and Chairperson
Date:	November 15, 2021

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates stated.

Signature		Title	Date

/s/ Xingxiu Hua		Director	November 15, 2021
By:	Xingxiu Hua
Chairperson, CEO (Principal Executive Officer)

/s/ Hua Wang		Director	November 15, 2021
By:	Hua Wang
Chief Financial Officer (Principal Financial and Principal Accounting Officer) and Director

/s/ Jun Tong		Director	November 15, 2021
By:	Jun Tong
Director

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